Execution Version

SECURITIES PURCHASE AGREEMENT
BY AND BETWEEN
CIRCOR ENERGY PRODUCTS, LLC
AND
RHEINSEE 765. V V GMBH (RENAMED INTO "MS VALVES GMBH")
DATED AS OF JUNE 5, 2020

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i

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5.2 Public Disclosure; Communications	27
5.3 Cooperation; Further Actions	27
5.4 Non-Competition; Non-Solicitation	27
5.5 Insurance Matters	27
5.6 Deferred Assets and Liabilities	28
5.7 Accounts Receivable; Receipts and Disbursements	28
5.8 Provision Respecting Legal Representation	29
5.9 Acknowledgements of Seller and Buyer	29
5.1 Conduct of Business	30
5.11 TSA Contracts	30
5.12 Product Warranty Obligations	30
SECTION 6 CONDITIONS PRECEDENT	30
6.1 Conditions Precedent to the Obligations of Each Party	30
6.2 Additional Conditions Precedent to the Obligations of Buyer	31
6.3 Conditions Precedent to Obligations of Seller	31
SECTION 7 CLOSING DELIVERIES	32
7.1 Closing Deliveries of Seller	32
7.2 Closing Deliveries of Buyer	32
SECTION 8 TERMINATION	33
8.1 Termination Prior to the Closing	33
8.2 Notice of Termination; Effect of Termination	33
SECTION 9 INDEMNIFICATION	34
9.1 Survival Period	34
9.2 Indemnification Provisions for Buyer’s Benefit	34
9.3 Indemnification Provisions for Seller’s Benefit	34
9.4 Matters Involving Third Parties	35
9.5 Direct Claims	35
9.6 Assignment of Claims	35
9.7 Further Limitations and Qualifications	36
SECTION 10 TAXES	37
10.1 Certain Income Tax Matters	37
10.2 Transfer Taxes	37
10.3 Straddle Periods	37
10.4 Tax Returns	37
10.5 Cooperation on Tax Matters	38
10.6 No Code Section 338 or Section 336 Election	38
10.7 Limitation on Actions Affecting Pre-Closing Tax Periods and Straddle Periods	38
10.8 Tax Sharing Agreements	38
SECTION 11 MISCELLANEOUS	38
11.1 Notices	38
11.2 Successors and Assigns	39
11.3 Severability	39
11.4 Third Parties	40

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11.5 Specific Performance	40
11.6 Governing Law; Submission to Jurisdiction	40
11.7 Waiver of Jury Trial	40
11.8 Fees and Expenses	41
11.9 Disclosure Schedule	41
11.1 Entire Agreement, Not Binding Until Executed	41
11.11 Amendments; No Waiver	41
11.12 No Recourse Against Third Parties	42
11.13 Rescission	42

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EXHIBITS, ANNEXES AND SCHEDULES

Exhibit A	Contributed Assets
Exhibit B	Transition Services Agreement

Annex 1	Permitted Liens

Schedule 1.1	Closing Cash Contribution
Schedule 2.3(a)	Accounts Receivable Schedule
Schedule 5.11	Post-Closing Assumed Contract
Schedule 6.2(f)	Open Diligence Matters

Disclosure Schedule

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SECURITIES PURCHASE AGREEMENT
THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of June 5, 2020 (the “Agreement Date”), by and between CIRCOR Energy Products, LLC, an Oklahoma limited liability company (“Seller”), KF Valves, LLC, a Delaware limited liability company (the “Acquired Company”), and Rheinsee 765. V V GmbH (renamed into MS Valves GmbH), a German Limited Liability Company (Gesellschaft mit beschränkter Haftung) registered with the Commercial Register of the Local Court of Düsseldorf under no. HRB 89761 (“Buyer”).
WHEREAS, Seller owns all of the issued and outstanding Equity Interests (the “Purchased Securities”) of the Acquired Company;
WHEREAS, immediately prior to, but contingent upon, the Closing, the Seller contributed those assets described on Exhibit A (“Contributed Assets”) to the Acquired Company pursuant to the Contribution Agreement (such contribution transactions, the “Contribution”); and
WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Purchased Securities for the consideration described herein.
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement (defined terms having the meanings indicated in Section 1.1 or otherwise as defined elsewhere in this Agreement), and for other good and valuable consideration, the receipt of which is hereby acknowledged, Buyer and Seller, intending to be legally bound, agree as follows:
Section 1
DEFINITIONS AND INTERPRETATIONS
1.1    Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
“Accounts Receivable Schedule” means the schedule in the form attached hereto as Schedule 2.3(a).
“Acquired Company” shall have the meaning set forth in the Preamble.
“Acquired Company Intellectual Property” shall have the meaning set forth in Section 3.7(a).
“Acquired Company Tangible Properties” shall have the meaning set forth in Section 3.11.
“Action” shall mean any action, arbitration, suit or other proceeding, whether civil or criminal, in law or in equity by or before any Governmental Authority or arbitrator.
“Adjustment Time” shall mean 12:01 a.m. eastern time on the Closing Date.
“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

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“Agreement” shall have the meaning set forth in the Preamble.
“Agreement Date” shall have the meaning set forth in the Preamble.
“Ancillary Agreements” shall mean the Transition Services Agreement and each of the other written agreements, documents, statements, certificates and instruments referred to therein or otherwise delivered by Seller pursuant to Section 7.1, or by Buyer pursuant to Section 7.2.
“Antitrust Law” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the HSR Act, and all other Legal Requirements enacted for the purpose of regulating merger control matters or prohibiting or regulating conduct having the purpose or effect of monopolization, restraint of trade, or substantial lessening of competition.
“Approved Manufacturing List” shall have the meaning set forth in Section 3.17(b).
“Business” shall mean the manufacture by Seller and its Affiliates of on/off ball valves for upstream and midstream oil and gas applications.
“Business Day” shall mean the period from 12:01 a.m. through 12:00 midnight, Boston, Massachusetts time on any day of the year on which national banking institutions in the Commonwealth of Massachusetts are open to the public for conducting business and are not required or authorized by law to close.
“Buyer” shall have the meaning set forth in the Preamble.
“Buyer’s Profit Statement” shall have the meaning set forth in Section 2.4(a).
“Buyer Returns” shall have the meaning set forth in Section 10.4.
“Closing” shall have the meaning set forth in Section 2.2(a).
“Closing Accounts Receivable” shall have the meaning set forth in Section 2.3(b).
“Closing Accounts Receivable Statement” shall have the meaning set forth in Section 2.3(b).
“Closing Cash Contribution” shall have the meaning set forth on Schedule 1.1.
“Closing Date” shall have the meaning set forth in Section 2.2(a).
“Closing Indebtedness” shall mean the aggregate amount of all Indebtedness of the Acquired Company outstanding as of the Adjustment Time, on a consolidated basis.
“Code” shall mean the United States Internal Revenue Code of 1986, as amended.
“Contingent Consideration” shall have the meaning set forth in Section 2.4(b)(i).
“Contingent Consideration Period” and “Contingent Consideration Periods” shall have the meaning set forth in Section 2.4(a).
“Confidentiality Agreement” shall have the meaning set forth in Section 5.1(a).

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“Contract” shall mean any legally binding agreement, contract, subcontract, settlement agreement, lease, instrument, note, option, warranty, license, sublicense, insurance policy or legally binding commitment, arrangement, obligation or undertaking of any nature, including all amendments to any of the foregoing.
“Contributed Assets” shall have the meaning set forth in the Preamble.
“Contributing Companies” shall mean Seller and CIRCOR Energy Products Canada, ULC, an Alberta unlimited liability company.
“Contribution” shall have the meaning set forth in the Preamble.
“Corporate Policies” shall have the meaning set forth in Section 5.5(a).
“Damages” shall mean any and all damages, losses, awards, Actions, proceedings, causes of action, obligations, liabilities, claims, encumbrances, penalties, demands, assessments, settlements, judgments, and reasonable attorneys’ fees directly related to the foregoing, in each case to the extent actually incurred by an Indemnified Party; provided that, except to the extent payable in connection with a Third Party Claim, involving a claim for Fraud, or provided for under any applicable Legal Requirements, neither Seller nor any member, current or former shareholder, director, officer, employee, Affiliate or advisor of Seller, shall, in any event, be liable to any other Person, either in contract, tort or otherwise, for any punitive damages.
“Deductible” shall have the meaning set forth in Section 9.2(b).
“Deferred Assets” shall have the meaning set forth in Section 5.6(a).
“Disclosure Schedule” shall have the meaning set forth in Section 3.
“Employee Plan” shall mean any material employee benefit plan (as defined in Section 3(11) of ERISA) under which Seller or any of its Affiliates has any liability.
“End Date” shall have the meaning set forth in Section 8.1(b).
“Environmental Laws” shall mean, with respect to any geographic location, all Legal Requirements promulgated by any Governmental Authority with governmental authority over such geographic location that prohibit, regulate or control any Hazardous Material, as amended at any time prior to Closing.
“Equity Interest” shall mean (i) with respect to a corporation, any and all shares of capital stock with respect thereto; (ii) with respect to a partnership, limited liability company, trust or similar Person, any and all units, membership interests, ownership interests, beneficiary rights or other partnership/limited liability company interests with respect thereto; and (iii) any other equity ownership, participation or security in a Person.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall mean any entity (whether or not incorporated) that, together with the Acquired Company, would be treated as a “single employer” within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code.
“Estimated Accounts Receivable” shall have the meaning set forth in Section 2.3(a).

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“Estimated Accounts Receivable Statement” shall have the meaning set forth in Section 2.3(a).
“Excluded Contracts” shall have the meaning set forth in Section 3.8(c).
“Excluded Liabilities” shall include any liability arising out of the ownership or use of the Contributed Assets before the Closing or circumstances or occurrences or the operations of the Business or transactions contemplated by this Agreement before the Closing and whether or not disclosed on the Schedules attached hereto, and regardless of when or by whom asserted, in each case other to the extent expressly designated as an “Assumed Liability” in this Agreement. For avoidance of doubt, the following liabilities are expressly agreed to be Excluded Liabilities: (i) any liabilities relating to the litigation matters described on Section 3.6 of the Disclosure Schedule, (ii) any liabilities under the Excluded Contracts and (iii) any liabilities of the Contributing Companies other than the Assumed Liabilities.
“Final Accounts Receivable” shall have the meaning set forth in Section 2.3(e).
“Financial Statements” shall have the meaning set forth in Section 3.12.
“Fraud” shall mean, with respect to a Person, an actual, intentional and knowing misrepresentation of a material fact (and not constructive fraud, statutory fraud, equitable fraud, unfair dealings fraud, promissory fraud, or negligent misrepresentation or omission), by such Person with respect to the making of the representations and warranties of such party hereto set forth in Sections 3 or 4 of this Agreement; provided, however, “Fraud” shall in no event be deemed to exist in the absence of actual conscious awareness (and not imputed or constructive knowledge) by the Person sought to be held liable therefor, on the date the particular representation or warranty is made hereunder, both (i) of the particular fact, event or condition that gives rise to a breach of the applicable representation or warranty contained herein, and (ii) that such fact, event or condition actually constitutes a breach of such representation or warranty, all with the express intention of such Person to deceive a party hereto, with such party actually and reasonably relying thereon.
“GAAP” shall mean United States generally accepted accounting principles.
“Governmental Authority” shall mean any United States federal, state, municipal or local or any foreign, international, or multinational government, or political subdivision thereof, or any supranational organization (e.g., the European Union) or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or Taxing power, or any court or tribunal (or any department, bureau or division thereof), or any other self-regulatory or quasi-governmental authority of any nature.
“Hazardous Material” shall mean, with respect to any geographic location, any material, chemical, substance, pollutant, contaminant or waste that has been designated by applicable Environmental Laws to be radioactive, toxic or hazardous.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.
“Income Tax” shall mean any Tax that is imposed on or measured by net income, however denominated.
“Indebtedness” shall mean (i) all obligations for borrowed money including all principal, interest, fees, expenses, overdrafts, penalties, premiums, costs, and other payment obligations with respect thereto,

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(ii) all obligations evidenced by notes, bonds, debentures, mortgage or other instruments, (iii) all obligations under any debt security, interest rate, currency or other hedging or swap, derivative obligation or other similar arrangement, (iv) all reimbursement obligations under letters of credit (only to the extent drawn) or similar facilities, (v) all obligations upon which interest charges are customarily paid (other than trade payables incurred in the Ordinary Course of Business), (vi) all obligations incurred or assumed as the deferred purchase price of property or services (excluding obligations to creditors for inventory, services and supplies incurred in the Ordinary Course of Business), including any earn-out obligations, (vii) all guarantees, including guarantees of any items set forth in clauses (i) through (vi), and (viii) all outstanding prepayment premiums, if any, and accrued interest, fees and expenses related to any of the items set forth in clauses (i) through (vii).
“Indemnified Party” shall mean a Person entitled to indemnification pursuant Section 9.
“Indemnifying Party” shall mean a Person required to provide indemnification pursuant to Section 9.
“Independent Expert” shall have the meaning set forth in Section 2.3(d).
“Intellectual Property” shall mean all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, trade dress, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations and applications for any of the foregoing; (v) trade secrets, proprietary information, know‑how and inventions; and (vi) Software (including source code, executable code, data, databases, and documentation).
“IRS” shall mean the United States Internal Revenue Service.
“Knowledge” (i) of Seller, with respect to any fact or matter in question, shall mean the actual knowledge of Bhavesh Joshi and Cristino Larios, or such knowledge that each such person would be reasonably expected to have after reasonable due inquiry of their respective direct reports, and (ii) of Buyer, with respect to any fact or matter in question, shall mean the actual knowledge of Marc Schroeder, without any duty to investigate or conduct independent inquiry.
“Legal Requirements” shall mean any and all applicable federal, state, local, municipal, provincial, territorial, national, foreign, international, multinational, supranational, or other law, treaty, statute, constitution, directive, resolution, ordinance, code, edict, decree, Order (including executive orders), rule, judgment, injunction, writ, regulation or ruling enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Liens” shall mean any mortgage, license, charge, interest, pledge, claim, lien, encumbrance, option, security interest, restriction on the right to sell, transfer or dispose (and in the case of securities, vote) or other adverse claim of any kind or nature whatsoever (whether arising by Contract or by operation of law and whether voluntary or involuntary).
“Material Contracts” shall have the meaning set forth in Section 3.8(a).
“Matter” shall mean the matter or matters arising from any individual item, claim, or action, or any series of items, claims, or actions arising out of the same operative set of facts or circumstances.

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“Net Profit” shall have the meaning set forth in Section 2.4(b)(ii).
“Non-Party Affiliate” shall have the meaning set forth in Section 11.12.
“Notice” shall have the meaning set forth in Section 9.4(a).
“Notice of Objection” shall have the meaning set forth in Section 2.3(c).
“Off-the-Shelf Software” shall mean any Software that is made generally and widely available to the public on a commercial basis on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $50,000 per license, or an ongoing licensee fee of less than $20,000 per year
“Open Diligence Matters” shall have the meaning set forth in Section 6.2(f).
“Open Source Software” shall mean any software (in source or object code form) that is subject to (i) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any code or library licensed under the GNU Affero General Public License, GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (ii) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (a) disclosed, distributed, made available, offered, licensed or delivered in source code form, (b) licensed for the purpose of making derivative works, (c) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (d) redistributable at no charge, including without limitation any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.
“Order” shall mean any decree, ruling, order, judgment, writ, award, injunction, stipulation or consent of or by, or settlement agreement with, a Governmental Authority.
“Ordinary Course of Business” shall mean the ordinary and usual course of day-to-day operations of the Business through the Closing consistent with past customs or practices.
“Organizational Documents” shall mean, as applicable, the articles of incorporation, certificate of incorporation, charter, bylaws, certificate or articles of formation, articles of organization, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.
“Permits” shall mean all permits, approvals, concessions, grants, franchises, licenses, identification numbers and other authorizations and approval of or by any Governmental Authority; provided that the definition of “Permits” shall not include the presence of the Seller on an Approved Manufacturing List or its equivalent.
“Permitted Liens” shall mean (i) Liens for Taxes or assessments and similar charges that are not yet due or delinquent or are being contested in good faith and by appropriate proceedings, (ii) statutory Liens of landlords, (iii) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course of Business and not yet delinquent or due or payable, or are being contested in good faith through appropriate proceedings, (iv) those other Liens listed on Annex 1 hereto, (v) with respect to real property, Liens and easements due to zoning and subdivision Legal Requirements that do not impair the use

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of the real property as currently used in the Business, (vi) with respect to real property, reservations, restrictions, easements, limitations, conditions and other Liens of public record that do not impair the use of the real property as currently used in the Business, and (vii) Liens that will be terminated or released at the Closing.
“Person” shall mean any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.
“Personal Property Leases” shall have the meaning set forth in Section 3.11.
“Post-Closing Tax Period” means any taxable period that begins after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.
“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such taxable period ending on the Closing Date.
“Pre-Closing Taxes” shall mean (i) Taxes relating to the Acquired Company, Business or Contributed Assets that are attributable to a Pre-Closing Tax Period and (ii) Taxes of any Person other than the Acquired Company under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law).
“Primary Matters” shall have the meaning set forth in Section 9.1.
“Product Warranty Obligations” shall have the meaning set forth in Exhibit A.
“Profit” shall have the meaning set forth in Section 2.4(b)(iii).
“Purchased Securities” shall have the meaning set forth in the Preamble.
“Real Property Leases” shall have the meaning set forth in Section 3.10.
“Recent Balance Sheet” shall mean the combined balance sheet of the Acquired Company included in the Financial Statements.
“Reference Date” shall mean January 1, 2017.
“Related Party” shall mean any present officer, director or member of the Acquired Company or any Affiliate thereof.
“Representatives” shall mean with respect to any Person its respective directors, members of its board of managers, officers, employees, agents, advisors, Affiliates and representatives (including attorneys, accountants, consultants, bankers and financial advisors).
“Restricted Activity” shall have the meaning set forth in Section 5.4(a).
“Restricted Period” shall have the meaning set forth in Section 5.4(a).
“Review Period” shall have the meaning set forth in Section 2.3(c).

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“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.
“Seller” shall have the meaning set forth in the Preamble.
“Seller Group” shall have the meaning set forth in Section 5.8.
“Seller Proceeding” shall have the meaning set forth in Section 10.5.
“Seller Returns” shall have the meaning set forth in Section 10.4.
“Seller Transaction Expenses” shall mean all of the fees and expenses incurred by or on behalf of the Seller, the Acquired Company or any of their Affiliates in connection with the transactions contemplated by this Agreement or relating to the negotiation, preparation or execution of this Agreement, the Ancillary Agreements or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated by this Agreement that will not be paid prior to the Closing Date, including (a) any change in control or bonus, severance or similar transaction compensation payments payable to any employee or contractor of the Acquired Company which become due or are otherwise required to be paid by the Acquired Company in connection with the Transactions plus the employer portion of any of the Taxes payable with respect to any such amounts, (b) any assignment, change in control or similar fees payable to any Person expressly payable by the Acquired Company or Buyer pursuant to the terms of a Contract between the Acquired Company and such Person entered into prior to the Closing Date as a result of the execution of this Agreement or the consummation of the Transaction, (c) brokers’ or finders’ fees, and (d) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, and auditors and experts, in each case, that are not paid prior to the Closing Date.
“Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation, related to any of the foregoing.
“Solvent” shall mean, with respect to any Person and as of any date of determination, (i) the amount of the “present fair saleable value” of the assets of such Person, will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable Legal Requirements governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its indebtedness as its indebtedness becomes absolute and matured, (iii) such Person will have, as of such date, adequate capital with which to conduct its business, and (iv) such Person will be able to pay its indebtedness as its indebtedness matures. For purposes of this definition only, “indebtedness” shall mean a liability in connection with another Person’s (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (b) right to any equitable remedy for breach of performance if such breach gives rise to a right of payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
“Straddle Period” shall have the meaning set forth in Section 10.3.

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“Subsidiary” shall mean any Person of which another Person (either alone or through or together with any other Subsidiary) owns or has rights to acquire, directly or indirectly, more than 50% of the Equity Interests, or has the power to vote or direct the voting of sufficient securities or other Equity Interests to elect a majority of the board of directors or other governing body of such Person.
“Target Accounts Receivable” shall have the meaning set forth in Section 2.3(a).
“Tax” or “Taxes” shall mean any and all federal, state, local and foreign non-U.S. taxes, and other governmental charges in the nature of a tax, including, but not limited to, gross receipts, income, profits, gain, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, alternative minimum, estimated, unclaimed property, escheat, stamp, excise and property taxes, together with all interest, penalties and additions imposed by a Governmental Authority with respect to such amounts. Grammatical variations of the term “Tax,” such as “Taxable” or “Taxing,” shall have correlative meanings.
“Tax Contest” shall have the meaning set forth in Section 10.5.
“Tax Return” shall mean any return, report or statement filed or required to be filed with a Governmental Authority with respect to Taxes (including any schedules or attachments thereto, and any amendment thereof).
“Territory” shall mean anywhere in the world.
“Third-Party Claim” shall have the meaning set forth in Section 9.4(a).
“Top Customers” shall have the meaning set forth in Section 3.19(a).
“Top Suppliers” shall have the meaning set forth in Section 3.18(a).
“Transfer Taxes” shall mean all sales, use, transfer, recording, value added, documentary, registration, conveyance, stamp, deed or similar Taxes arising out of, in connection with or attributable to the transactions effectuated pursuant to this Agreement.
“Transition Services Agreement” shall mean the Transition Services Agreement, by and between Seller and Buyer, in substantially the form attached hereto as Exhibit B.
1.2    Interpretation. For purposes of this Agreement, the following rules of interpretation apply:
(a)    Descriptive Headings. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.
(b)    Calculation of Time Period. Except as otherwise provided herein, when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded. If any period is to be measured in Business Days and the last day of such period is not a Business Day, the period in question ends on the next succeeding Business Day.
(c)    Currency. Any reference in this Agreement to $ shall mean U.S. dollars.

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(d)    Section and Similar References. Unless the context otherwise requires, all references in this Agreement to any “Annex,” “Section,” “Schedule” or “Exhibit” are to the corresponding Annex, Section, Schedule or Exhibit of this Agreement.
(e)    Mutual Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and have been represented by their own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to their legal rights from such counsel. In the event any ambiguity or question of intent or interpretation arises, this Agreement is to be construed as jointly drafted by the parties hereto and no presumption or burden of proof is to arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft hereof. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby waived by the parties hereto.
(f)    Counterparts. This Agreement may be executed in two or more counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.
(g)    Electronic Transmission. The exchange of signature pages to this Agreement (in counterparts or otherwise) by .pdf scan or other electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.
(h)    Other Definitional and Interpretive Matters. Unless otherwise expressly provided herein, for purposes of this Agreement, the following rules of interpretation shall apply:
(i)    Exhibits/Schedules. The Exhibits and Schedules (including the Disclosure Schedule) to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto (including the Disclosure Schedule) or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Seller may, at its option, include in the Disclosure Schedule items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Any matter, exception or qualification set forth in any section of any Schedule (including the Disclosure Schedule) shall be deemed to be referred to and incorporated in each other applicable Schedule (including the Disclosure Schedule) if the relevance of such information to such other Schedule is reasonably apparent on its face. Any capitalized terms used in any Schedule (including the Disclosure Schedule) or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
(ii)    Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
(iii)    License. The word “license” (regardless of the tense when used as a verb or single or plural form when used as a noun) shall include the term “sublicense” (and its corresponding forms) and vice versa.
(iv)    Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not merely

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to a particular term or provision of this Agreement or subdivision in which such words appear unless the context otherwise requires.
(v)    Including. The word “including” or any variation thereof shall mean “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
(vi)    Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (A) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (B) such item is otherwise specifically set forth on the balance sheet or financial statements, or (C) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.
(vii)    Threatened. The word “threatened” or any variation thereof, unless otherwise described in the context in which it appears, shall mean “threatened in writing.”
(viii)    Liabilities. The word “liabilities” or any variation thereof shall mean all losses, debts, obligations and liabilities, whether accrued or unaccrued, fixed or variable, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.
SECTION 2
PURCHASE AND SALE
2.1    Agreement to Sell and Purchase. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer agrees to purchase and accept from Seller, and Seller agrees to sell, transfer and deliver to Buyer, free and clear of all Liens (other than securities law transfer restrictions that may, following the Closing, be applicable on any subsequent transfer by Buyer under applicable Legal Requirements, and Permitted Liens), all of the Purchased Securities.
2.2    Closing.
(a)    Time and Place. The closing of the purchase of the Purchased Securities (the “Closing”), shall take place at the offices of DLA Piper LLP (US), 33 Arch Street, Boston, Massachusetts 02110 at 10:00 a.m., eastern time, on the first (1st) Business Day following satisfaction or waiver of all of the Closing conditions set forth in Section 6 hereof (other than those to be satisfied at the Closing; provided, such conditions are satisfied at the Closing), or on such other date as is mutually agreeable to Buyer and Seller but not later than the End Date. The date of the Closing is herein referred to as the “Closing Date,” and the Closing may be effected via electronic delivery of executed documents.
(b)    Transactions at the Closing. Upon written confirmation of the exchange of the closing deliveries set forth in Section 7 and the consummation of the Closing by the Buyer and Seller, the Closing shall be deemed to have been effected and all the Purchased Securities shall be owned by Buyer. The parties hereto acknowledge and agree that the consideration for the sale of the Purchased Securities hereunder shall include the mutual covenants set forth herein, which consideration is agreed to be good and valuable consideration.

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2.3    Accounts Receivable Adjustment.
(a)    On the second Business Day prior to the Closing Date, Seller shall have delivered to Buyer a statement (the “Estimated Accounts Receivable Statement”) setting forth a good faith estimate of value of the accounts receivable of the Acquired Company set forth on the Accounts Receivable Schedule as of the Adjustment Time (the “Estimated Accounts Receivable”). Seller and Buyer agree that the Estimated Accounts Receivable shall reflect the net accounts receivable of the Acquired Company in accordance with GAAP, and consistent with the accounts receivable schedule previously delivered by Seller to Buyer. Seller shall consider in good faith Buyer’s comments or questions to the Estimated Accounts Receivable Statement and shall revise the Estimated Accounts Receivable Statement, if, based on its good faith assessment of Buyer’s comments, such changes are warranted. For purposes of clarity, the “Target Accounts Receivable” is $3,000,000. The Estimated Accounts Receivable Statement shall be prepared in accordance with GAAP.
(b)    Within 90 days after the Closing Date, Buyer will prepare, or cause to be prepared, and deliver to Seller an unaudited statement (the “Closing Accounts Receivable Statement”) that shall set forth the value of the accounts receivable set forth on the Accounts Receivable Schedule as of the Adjustment Time (“Closing Accounts Receivable”). The Closing Accounts Receivable Statement shall be prepared in accordance with GAAP, based on facts and circumstances as they exist prior to the Adjustment Time without regard to whether or not any of the amounts set forth on the Estimated Accounts Receivable Statement were collected since the Closing Date, and shall entirely disregard any change in Legal Requirements or GAAP (or interpretation or enforcement thereof) or any other act, decision or event occurring on or after the Closing.
(c)    Upon receipt from Buyer, Seller shall have 30 days to review the Closing Accounts Receivable Statement (the “Review Period”). At Seller’s request, Buyer (i) shall reasonably cooperate and assist, and shall cause its representatives to assist, Seller and its representatives in the review of the Closing Accounts Receivable Statement and (ii) shall provide Seller and its representatives with any information and access reasonably requested by them. If Seller disagrees with Buyer’s computation of Closing Accounts Receivable, Seller shall, on or prior to the last day of the Review Period, deliver a written notice to Buyer (the “Notice of Objection”), which Notice of Objection shall specify those items or amounts with which Seller disagrees, together with a detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth Seller’s calculation of such items or amounts based on such objections.
(d)    Unless Seller delivers the Notice of Objection to Buyer within the Review Period, Seller shall be deemed to have accepted Buyer’s calculation of Closing Accounts Receivable and the Closing Accounts Receivable Statement shall be final, conclusive and binding. If Seller delivers the Notice of Objection to Buyer within the Review Period, Seller and Buyer shall, during the 30 days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the calculation of the items or amounts in dispute. If, at the end of such period or any mutually agreed extension thereof, Seller and Buyer are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to a nationally recognized, US-based, and independent accounting firm mutually acceptable to Seller and Buyer (the “Independent Expert”). The parties shall instruct the Independent Expert promptly to review this Section 2.3 and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the Closing Accounts Receivable set forth in the Closing Accounts Receivable Statement requires adjustment. The Independent Expert shall base its determination solely on written submissions by Seller and Buyer and not on an independent review. Seller and Buyer shall make available to the Independent Expert all relevant books and records and other items reasonably requested by the Independent Expert. As promptly as practicable, but in no event later than 30 days after its retention, the Independent Expert shall deliver to Seller and Buyer a report that sets forth its resolution of the disputed items and amounts and its

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calculation of Closing Accounts Receivable; provided that the Independent Expert may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The decision of the Independent Expert shall be final, conclusive and binding on the parties. The costs and expenses of the Independent Expert shall be allocated to and borne by Seller and Buyer based on the inverse of the percentage that the Independent Expert determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Expert. For example, should the items in dispute total $1,000 and the Independent Expert awards $600 in favor of Buyer’s position, 60% of the costs of its review would be borne by Seller and 40% of the costs would be borne by Buyer.
(e)    For purposes of this Agreement, “Final Accounts Receivable” means the Closing Accounts Receivable (i) as shown in the Closing Accounts Receivable Statement delivered by Buyer to Seller pursuant to Section 2.3(b) if no Notice of Objection with respect thereto is timely delivered pursuant to Section 2.3(c) or (ii) if a Notice of Objection is so delivered, (A) as agreed by Buyer and Seller pursuant to Section 2.3(c) or, (B) in the absence of such agreement, as shown in the Independent Expert’s report delivered pursuant to Section 2.3(d).
(f)    If the Final Accounts Receivable is more than the Estimated Accounts Receivable, the Acquired Company, within five Business Days of such final determination, shall pay to Seller an amount equal to such excess by wire transfer of immediately available funds, and if the Final Accounts Receivable is less than the Estimated Accounts Receivable, Seller, within five Business Days of such final determination, shall pay to the Acquired Company an amount equal to such excess by wire transfer of immediately available funds.
2.4    Contingent Consideration.
(a)    Within 30 days of after the period commencing on the Closing and ending on December 31, 2022 (such period, a “Contingent Consideration Period”), Buyer will cause to be prepared and delivered to Seller a certificate (the “Buyer’s Profit Statement”) setting forth the Net Profit for the Contingent Consideration Period and the amount of the Contingent Consideration due and payable by Buyer to Seller pursuant to this Agreement. The dispute resolution process set forth in Sections 2.3(c) and 2.3(c) shall apply to any dispute regarding a Buyer’s Profit Statement, mutatis mutandis. Contingent Consideration due Seller shall be paid by the Acquired Company by wire transfer of immediately available funds to an account designated by Seller in writing within three Business Days following the delivery of the Buyer’s Profit Statement to Seller. During the Contingent Consideration Period, Buyer shall cause the Acquired Company to use commercially reasonable efforts to maximize the Net Profit. Within 30 days after the end of each calendar year during the Contingent Consideration Period, Buyer shall cause the Acquired Company to provide to provide an interim calculation of the Contingent Consideration as of the end of such calendar year.
(b)    For purposes of this Agreement, with respect to any Contingent Consideration Period:
(i)    “Contingent Consideration” shall mean the product obtained by multiplying the Net Profit for such Contingent Consideration Period and 50%;
(ii)    “Net Profit” shall mean Profit after Taxes, assuming a Tax rate equal to the Acquired Company’s effective Tax rate; and

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(iii)    “Profit” shall mean the net income of Buyer or any of Buyer’s Affiliates formed after the Closing for the purpose of engaging in the Business, calculated in accordance with GAAP.
2.5    Repayment of Closing Consideration. If all or substantially all of the Business or the Acquired Company is liquidated and wound down before the twelve-month anniversary of the Closing, Buyer shall, or shall cause the Acquired Company to, pay to one hundred percent (100%) of the cash available for distribution to the holders of the equity interests of the Acquired Company or of Buyer as a direct or indirect result of such liquidation or wind down. If all or substantially all of the Business or the Acquired company is sold to a third party before the expiration of the Contingent Consideration Period, Buyer shall, or shall cause the Acquired Company to, pay to Seller fifty percent (50%) of the cash available for distribution to the holders of the equity interests of the Acquired Company or of Buyer as a direct or indirect result of such sale.
SECTION 3
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents and warrants to Buyer that the statements in this Section 3 are true and correct as of the date of this Agreement (unless the particular statement speaks expressly as of another date, in which case it is true, complete and correct as of such other date), subject, in any case, to the exceptions provided in the disclosure schedule supplied by Seller to Buyer (the “Disclosure Schedule”).
3.1    Organization and Good Standing; Organizational Documents. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Oklahoma. The Acquired Company is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. Each of Seller and the Acquired Company has all requisite power and authority to own its properties and carry on its business as presently conducted in all material respects and each Contributing Company has, and as conducted as of immediately prior to the Contribution, had all requisite power and authority to own its properties and carry on its business in all material respects. Section 3.1 of the Disclosure Schedule sets forth each jurisdiction in which each Contributing Company and the Acquired Company is licensed or duly qualified to transact business, and each Contributing Company and the Acquired Company is duly licensed or qualified to do business and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification, except where the failure to be so authorized or qualified is not, individually or in the aggregate, material to the Acquired Company. No Contributing Company or the Acquired Company is in violation of any term or provision of its Organizational Documents. Seller has made available to the Buyer prior to the date hereof true and complete copies of the Organizational Documents of the Acquired Company as currently in effect.
3.2    Capitalization and Ownership of Securities. Seller has record and beneficial ownership of the Purchased Securities free and clear of any Lien (other than securities law restrictions that may, following the Closing, be applicable on any subsequent transfer by Buyer under applicable securities laws or the applicable Organizational Documents), and the Purchased Securities constitute all of the issued and outstanding Equity Interests of the Acquired Company. No Equity Interests of the Acquired Company are reserved for issuance or will be reserved for issuance as of the Closing Date. The Acquired Company owns, directly or indirectly, all of the issued and outstanding Equity Interests of each of its Subsidiaries. The Purchased Securities have been duly authorized and validly issued in compliance with the Acquired Company’s Organizational Documents and Legal Requirements. There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights), unit appreciation rights, redemption rights, repurchase rights, or agreements or arrangements, calls, commitments or other

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rights of any kind, orally or in writing, relating to the issuance, sale or redemption of any Equity Interests of the Acquired Company, or any other securities convertible into or exchangeable for Equity Interests of the Acquired Company. As of the Closing, the relative rights, preferences and other terms relating to each class of Equity Interests in the Acquired Company will be as set forth in the Acquired Company’s Organizational Documents and such rights and preferences will be valid and enforceable under applicable Legal Requirements.
3.3    Subsidiaries. Except as set forth on Section 3.3 of the Disclosure Schedule, the Acquired Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity.
3.4    Authority.
(a)    Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which Seller is a party, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. All actions required to be taken by Seller in order to authorize Seller to enter into this Agreement and the Ancillary Agreements to which it is a party have been taken or will be taken prior to the Closing. This Agreement has been, and each Ancillary Agreement to which Seller will be a party will be duly executed and delivered by Seller, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than Seller) and constitutes or will constitute, as applicable, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Legal Requirements affecting the enforcement of creditors’ rights generally and by general principles of equity.
(b)    Each Contributing Company and the Acquired Company had all requisite power, authority and legal capacity to execute and deliver the Contribution Agreement, to consummate the transactions contemplated thereby, and to perform its obligations thereunder. All actions required to be taken by the Contributing Companies and the Acquired Company in order to authorize such Persons to enter into the Contribution Agreement were taken prior to consummation of the transactions contemplated thereby. The Contribution Agreement was duly executed and delivered by the Persons thereto and constitutes the legal, valid and binding obligation of such Persons, enforceable against such Persons in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Legal Requirements affecting the enforcement of creditors’ rights generally and by general principles of equity.
3.5    No Conflict; Consent of Third Parties.
(a)    No consent, approval or authorization of, or registration, qualification or filing with, any Governmental Authority is required for the execution, performance and delivery of this Agreement or any Ancillary Agreement to which Seller or the Acquired Company is to be a party or for the consummation by Seller or the Acquired Company of the transactions contemplated hereby and thereby. Except as set forth on Section 3.5 of the Disclosure Schedule, neither the execution and delivery by Seller or the Acquired Company of this Agreement or the Ancillary Agreements, the consummation of the transactions contemplated hereby or thereby, nor compliance by Seller or the Acquired Company with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of acceleration, termination or cancellation under any provision of, cause the creation of any Lien under, or give rise to any obligation of Seller or of the Acquired Company to make any payment under any provision of (i) the Organizational Documents of the Seller or the Acquired Company;

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(ii) any Material Contract or any Permit by which any of the material properties or assets of the Acquired Company are bound; or (iii) any Legal Requirements applicable to the Acquired Company.
(b)    No consent, approval or authorization of, or registration, qualification or filing with, any Governmental Authority was required for the execution, performance and delivery of the Contribution Agreement for the consummation thereby by the Persons thereto. Neither the execution and delivery by the Persons party to the Contribution Agreement, the consummation of the transactions contemplated thereby, nor compliance by the Persons party thereto with any of the provisions thereof did or will conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of acceleration, termination or cancellation under any provision of, cause the creation of any Lien under, or did or will give rise to any obligation of any Person party thereto to make any payment under any provision of (i) the Organizational Documents of such Person; (ii) any Material Contract or any Permit by which any of the material properties or assets of such Persons are or were bound (to the extent applicable to such Person); or (iii) any Legal Requirements applicable to such Persons.
3.6    Litigation, etc. Except as set forth on Section 3.6 of the Disclosure Schedule, there is no, and has not been since the Reference Date, any Action pending against any Contributing Company or the Acquired Company or, to Seller’s Knowledge, threatened against any Contributing Company or the Acquired Company. There is no Action by any Contributing Company or the Acquired Company pending or that any Contributing Company or the Acquired Company intends to initiate.
3.7    Intellectual Property.
(a)    Except as otherwise set forth on Section 3.7(a)(i) of the Disclosure Schedule, the Acquired Company Intellectual Property, together with Off-the-Shelf Software, constitutes all material Intellectual Property that is required for the operation of the Business (on a combined basis) as presently conducted and as was conducted by the Contributing Companies as of immediately prior to consummation of the Contribution. All registered trademarks and applications to register trademarks and Internet domain names, patents and patent applications and registered copyrights and applications to register copyrights owned by the Acquired Company, and all other material non-registered Intellectual Property required to conduct the Business (collectively, the “Acquired Company Intellectual Property”) are set forth or described on Section 3.7(a)(ii) of the Disclosure Schedule. Except as otherwise set forth on Section 3.7(a)(iii) of the Disclosure Schedule, (i) the Acquired Company owns all of the Acquired Company Intellectual Property, free and clear of all Liens (other than Permitted Liens); (ii) neither any Contributing Company nor the Acquired Company has received any written claims since the Reference Date that such Person has infringed or misappropriated the Intellectual Property of any other Person; (iii) to Seller’s Knowledge, the Acquired Company is not currently and no Contributing Company is or was immediately prior to the Contribution infringing or misappropriating the Intellectual Property of any other Person; and (iv) to Seller’s Knowledge, there is no infringement, misappropriation or such other conflict by any other Person involving the Acquired Company Intellectual Property.
(b)    Other than non-exclusive licenses granted in the Ordinary Course of Business, to Seller’s Knowledge, no Person has threatened any claim of a right, title or ownership interest in and to any Acquired Company Intellectual Property purported to be owned by the Acquired Company or any Contributing Company prior to the Contribution.
(c)    Each Contributing Company and the Acquired Company has taken commercially reasonable measures to protect the confidentiality of trade secrets included among the Acquired Company Intellectual Property. Each Contributing Company maintained and the Acquired Company maintains commercially

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reasonable and appropriate security procedures applicable to the Business as presently conducted to safeguard the owned Acquired Company Intellectual Property. To Seller’s Knowledge, no third party has gained unauthorized access to any material trade secret included among the Acquired Company Intellectual Property.
3.8    Agreements; Actions.
(a)    Section 3.8(a) of the Disclosure Schedule sets forth, as of the date hereof, all of the currently effective Assumed Contracts relating to the Business of the following types to which any Contributing Company or the Acquired Company is a party or by which it is bound (in each case, other than purchase orders entered into in the Ordinary Course of Business) (collectively, the “Material Contracts”):
(i)    Personal Property Leases and Real Property Leases;
(ii)    Any loan agreements, indentures, promissory notes, guaranties, mortgages, pledges, security agreements, deeds of trust or other Contracts for borrowing or imposing a Lien on any of the assets of such Person;
(iii)    Contracts under which such Person has made advances or loans to any other Person, except for advances of business expenses of up to $50,000 in the Ordinary Course of Business;
(iv)    Contracts under which such Person expects to pay in excess of $100,000 during the current calendar year;
(v)    Contracts under which such Person expects to receive in excess of $100,000 during the current calendar year, other than Contracts entered into in the Ordinary Course of Business;
(vi)    Contracts that are not terminable by such Person without penalty on less than 90 days’ notice;
(vii)    Contracts for the licensing, distribution (other than Contracts covered by Section 3.8(a)(x)), purchase, sale or servicing of the products and services of the Business, pursuant to which such Person expects to receive in excess of $50,000 for the 12-month period ending December 31, 2020, other than Contracts entered into in the Ordinary Course of Business;
(viii)    Contracts relating to any single or series of related capital expenditures by such Person pursuant to which such Person has future financial obligations in excess of $100,000;
(ix)    Contracts for (A) the sale of any of the business, properties or assets of the Business, in each case other than in the Ordinary Course of Business, (B) the grant to any Person of any preferential rights to purchase any of such properties or assets, or (C) the acquisition by such Person of any operating business, properties or assets, whether by merger, purchase or sale of stock or assets or otherwise (other than Contracts entered into in the Ordinary Course of Business);
(x)    distributor, manufacturing, supply, development, sales representative, marketing or advertising Contracts, in each case excluding (A) Contracts for Off-the-Shelf Software and (B) Contracts entered into in the Ordinary Course of Business pursuant to which such Person has future financial obligations in amounts less than $50,000;

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(xi)    Contracts that grant to any Person other than such Person any (A) exclusive license, supply, distribution or other rights, (B) “most favored nation” rights, (C) rights of first refusal, rights of first negotiation or similar rights, (D) exclusive rights to purchase any of such Person’s products or services, or (E) royalty, dividend or similar arrangement based on the revenues or profits of such Person;
(xii)    Contracts for joint ventures, strategic alliances, partnerships or similar arrangements;
(xiii)    Contracts that purport to (A) limit, curtail or restrict the ability of such Person or any of its existing or future Affiliates of such Person to compete in any geographical area, market or line of business, (B) restrict such Person or any of its existing or future Affiliates of such Person from selling products or delivering services, (C) restrict such Person or any of its existing or future Affiliates of such Person from hiring any Persons or (D) otherwise restrict such Person or any of their existing or future Affiliates of such Person from engaging in any aspect of their business;
(xiv)    (A) Contracts for the employment of any individual on a full-time or part-time basis, or with any individual consultant or independent contractor (other than temporary service provider arrangements or Contracts) with annual base compensation in excess of $150,000 and that cannot be terminated upon less than 30 days’ notice, and (B) Contracts providing for retention, change in control or other similar payments; and
(xv)    Any Contract with any Governmental Authority.
(b)    Each Material Contract is in full force and effect and is the legal, valid and binding obligation of the Contributing Company or the Acquired Company, as applicable and of the other parties thereto, enforceable against each of them in accordance with its terms and, upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence. Neither any Contributing Company nor the Acquired Company is in breach of or default under any Material Contract, nor, to the Knowledge of Seller, is any other party to any Material Contract in breach of or default thereunder, and to the Knowledge of Seller, no event has occurred since the Reference Date that with the lapse of time or the giving of notice or both would constitute a breach or default by any Contributing Company or the Acquired Company or any other party thereunder. No party to any of the Material Contracts has delivered to any Contributing Company or the Acquired Company written notice of, and to Seller’s Knowledge, since the Reference Date, there has been no threat of, termination or cancellation with respect thereto, and neither any Contributing Company nor the Acquired Company has received written notice of, and to Seller’s Knowledge, since the Reference Date, there has been no threat of, any significant dispute with respect to any Material Contract. Seller has made available to Buyer true and correct copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.
(c)    Section 3.8 of the Disclosure Schedule sets forth, as of the date hereof, all of the currently effective Contracts relating to the Business which have not been assumed by the Acquired Company (collectively, the “Excluded Contracts”).
3.9    Certain Transactions. Except as set forth in Section 3.9 of the Disclosure Schedule, and other than employment related Contracts covered by Section 3.8(a)(xiv) and employee benefits generally made available to all employees of the Business in the Ordinary Course of Business, there are no Contracts, understandings or transactions between, on the one hand, any Contributing Company or the Acquired Company, and, on the other hand, any Related Party. Except as set forth in Section 3.9 of the Disclosure Schedule, neither any Contributing Company nor the Acquired Company is indebted, directly or indirectly,

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to any Related Party, other than in connection with, and in each case with respect to the Contributing Companies only, (i) payroll expenses or advances of expenses incurred in the Ordinary Course of Business, (ii) employee benefits made generally available to all employees of the Business in the Ordinary Course of Business and (iii) employment related Contracts covered by Section 3.8(a)(xiv).
3.10    Real Property. Neither the Contributing Companies nor the Acquired Company own any real property. Section 3.10 of the Disclosure Schedule sets forth a true, correct and complete list of all real property and interests in real property leased by the Contributing Companies as lessee or sublessee (the “Real Property Leases”). The Real Property Leases constitute all interests in real property currently used or currently held for use in connection with the conduct of the Business. The Person indicated on Section 3.10 of the Disclosure Schedule with respect to each such Real Property Lease has a valid and enforceable leasehold interest, free and clear of any Liens, other than Permitted Liens, with respect thereto, and no such Person has granted any other Person the right to occupy any of the Real Property Leases. Neither any Contributing Company nor the Acquired Company owns or holds, or is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein Neither any Contributing Company nor the Acquired Company has received any written notice of condemnation or taking of any of its leased properties.
3.11    Necessary Property. Except with respect to the Excluded Assets (as defined in the Contribution Agreement) and the Excluded Contracts, the Contributed Assets constitute all property (whether tangible or intangible) and property rights now used in or otherwise necessary for the conduct of the Business by the Acquired Company immediately following the Closing in the manner and to the extent conducted by Seller and its Affiliates as of immediately prior to the Contribution (the “Acquired Company Tangible Properties”). Except as set forth on Section 3.11 of the Disclosure Schedule, after the Contribution, the Acquired Company will have good and marketable title to (or in the case of assets identified as leased in the books and records of the Acquired Company, a valid leasehold interest in) the Contributed Assets, free and clear of all Liens other than Permitted Liens. All items of tangible personal property currently used in the conduct of the Business that, individually or in the aggregate, are material to the operation of the Business as currently conducted are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted). Section 3.11 of the Disclosure Schedule sets forth a true, correct and complete list of all leases of personal property (“Personal Property Leases”) material to the Business.
3.12    Financial Statements; Accounts Receivable; Undisclosed Liabilities.Section 3.12 of the Disclosure Schedule sets forth true, complete and correct copies of the unaudited balance sheet of the Seller as of March 31, 2020 and the related statements of income for the Business for the 3-month period then ended and for fiscals year 2019 and 2018 (the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP, except that the Financial Statements (i) do not contain all footnotes required by GAAP and other presentation items that may be required by GAAP for audited financial statements, (ii) reflect costs directly attributable to operating the Business as determined by Seller, (iii) do not reflect the push-down of costs, assets or liabilities that might be required in preparing carve-out financial statements, (iv) reflect the Business as being part of Seller (as opposed to a stand-alone basis) from a tax accounting perspective, (v) do not reflect obligations with respect to capital leases of the Business, and (vi) are subject to normal year-end adjustments. The Financial Statements are consistent in all material respects with the books and records related to the Business and fairly present in all material respects the financial condition and operating results of the Business as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Except as identified in Section 3.12 of the Disclosure Schedule, none of the Contributing Companies or the Acquired Company have any Indebtedness or liabilities or obligations, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, other than (i) those specifically reflected in or fully reserved for against in the Financial Statements, (ii) those incurred

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in the Ordinary Course of Business since the date of the Recent Balance Sheet and that are not, individually or in the aggregate, material in amount to the Contributing Companies or the Acquired Company, as applicable, (iii) non-monetary obligations to perform under executory Contracts to which it is a party, (iv) expenses incurred in connection with the transactions contemplated hereby, and (v) obligations with respect to capital leases of the Business. Seller has made available to Buyer a report identifying: (i) all accounts receivable included in the Contributed Assets, and (ii) all accounts receivable that have arisen since the Contribution, all of which: (A) arose out of arm’s length transactions made in the ordinary course of business; and (B) to the Seller’s Knowledge, are the valid and legally binding obligations of the Persons obligated to pay such amounts and are not subject to any set-off, counterclaim or dispute, other than as reflected by accruals and reserves.
3.13    Absence of Changes. Since the date of the Recent Balance Sheet and through the date hereof, no change or effect that is, individually or in the aggregate, materially adverse to the Business has occurred. Except for the negotiation, execution and delivery of this Agreement and the Ancillary Agreements and the undertaking of the process that resulted in the execution and delivery of this Agreement and the Ancillary Agreements, since the date of the Recent Balance Sheet and through the date hereof, each Contributing Company and the Acquired Company has been operated in the Ordinary Course of Business.
3.14    Employee Matters.
(a)    Seller has made available to Buyer information, on an anonymous basis, regarding all compensation, including salary, bonus, severance obligations and deferred compensation paid or payable for each current full-time and part-time employee, consultant and independent contractor of the Business (the “Business Employees”). Except as set forth in Section 3.14(a) of the Disclosure Schedule, all employees of Seller or its Affiliates who primarily perform services for the Business are employed by Seller or its Affiliates. The Acquired Company does not have any employees.
(b)    Neither Seller nor any of its Affiliates is delinquent in any material respects in payments to any Business Employee or consultants or independent contractors of the Business for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. Seller and its Affiliates have complied in all material respects with all applicable Legal Requirements related to employment of the Business Employees.
(c)    Except pursuant to any Employee Plan set forth in Section 3.14(c) of the Disclosure Schedule, neither Seller nor any Affiliate has any formal written policy, practice, plan, or program of paying severance pay or any form of severance compensation (other than minimum statutory severance for non-US employees) in connection with the termination of employment services of any Business Employees.
(d)    Section 3.14(d) of the Disclosure Schedule sets forth a true, correct and complete list of each material Employee Plan (other than offer letters for “at-will” employment that do not contain severance) covering any Business Employee or consultants or independent contractors of the Business (the “Applicable Employee Plans”). Seller has made available to Buyer, to the extent applicable, correct and complete copies of the following with respect to each such Applicable Employee Plan (i) the Employee Plan (including all amendments and attachments thereto) and the related trust documents, if any; (ii) the most recent annual report (IRS Form 5500) filed with the IRS, including all schedules and attachments; (iii) the most recent determination letter or opinion letter from the IRS; and (iv) the most recent summary plan description and any summary of material modification thereto.

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(e)    Each Applicable Employee Plan that is intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Applicable Employee Plan as to its qualified status under the Code, or has remaining a period of time under applicable treasury regulations of the Code or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Applicable Employee Plan, and, to Seller’s Knowledge, nothing has occurred since the Reference Date that would reasonably adversely affect the qualification or tax exemption of any such Applicable Employee Plan or related trust.
(f)    Neither Seller nor any of its Affiliates does now, nor has ever, maintained, established, sponsored, participated in, contributed to, or been required to contribute to any pension plan that is subject to Title IV of ERISA or Section 412 or 430 of the Code, and Seller does not have any outstanding liability under Title IV of ERISA (including with respect to any such pension plan sponsored or contributed to by any ERISA Affiliate). Neither Seller nor any of its Affiliates is a party to, nor has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as defined in Section 3(37) of ERISA and no Employee Plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. Neither Seller nor any of its Affiliates has any liability with respect to any post-retirement benefit under any Employee Plan that is a welfare plan (as defined in Section 3(9) of ERISA), other than the health care continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 or any state law governing health care continuation coverage. Each Applicable Employee Plan has been established, funded, and administered in accordance with its terms and in material compliance with the requirements prescribed by any and all statutes, rules and regulations (including, without limitation, ERISA and the Code) and each of Seller and its Affiliates have performed all material obligations required to be performed by it under, is not in default under or violation of the Applicable Employee Plans.
(g)    Except as set forth on Section 3.14(g) of the Disclosure Schedule, full payment has been made, or otherwise properly accrued on the books and records of Seller or its Affiliates, as applicable, of all amounts that such Person is required, under the terms of the Applicable Employee Plans or applicable Legal Requirement, to have paid as contributions to such Applicable Employee Plans on or prior to the date hereof (excluding any amounts not yet due).
(h)    Each Applicable Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder, to the extent such section and such guidance have been applicable to such Applicable Employee Plan. There is no agreement, plan or other arrangement to which Seller or any of its Affiliates is a party or by which it is otherwise bound to compensate any Person in respect of Taxes pursuant to Section 409A or 4999 of the Code.
(i)    Except as set forth on Section 3.14(i) of the Disclosure Schedule, no Applicable Employee Plan exists that would reasonably (i) result in the payment to any employee, member or consultant of any money or other property or (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation, benefits or any additional rights or other obligations under any Applicable Employee Plan for, or on behalf of, any employee, member or consultant, in either case, solely as a result of the execution of this Agreement.
(j)    No Action is currently pending or, to Seller’s Knowledge, since the Reference Date, has been threatened against any Applicable Employee Plan, Seller or against any fiduciary of an Applicable

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Employee Plan with respect to such Applicable Employee Plan and there are no audits or other investigations currently pending or, to Seller’s Knowledge, since the Reference Date by the IRS or any Governmental Authority.
(k)    (i) Except as set forth on Section 3.14(k) of the Disclosure Schedule, neither Seller nor any Affiliate is a party to any labor Contract or collective bargaining agreement; (ii) no labor organization or group of employees has filed any representation petition or made any written demand to any Contributing Company or the Acquired Company for recognition; (iii) to Seller’s Knowledge, no organizing or decertification efforts are underway or, since the Reference Date, have been threatened by any labor organization or group of employees with respect to the Business Employees; and (iv) no labor strike, work stoppage, slowdown or other material labor dispute has occurred or been threatened since the Reference Date, and none is underway.
(l)    Except as set forth on Section 3.14(l) of the Disclosure Schedule, there is no employment-related charge (including, but not limited to, an unfair labor practice charge), complaint, grievance, investigation, inquiry or obligation of any kind, currently pending or, to Seller’s Knowledge, threatened since the Reference Date, in any forum, relating to an alleged violation or breach by any Contributing Company or the Acquired Company (or any of their respective officers or directors) of any Legal Requirement or Applicable Employee Plan.
3.15    Tax Returns and Payments.
(a)    Each Contributing Company and the Acquired Company has timely filed, or caused to be filed, on a timely basis, all Income Tax Returns and all other material Tax Returns required to be filed by it and all such Tax Returns filed by, or on behalf of, such Person are in all material respects true, correct and complete, and such Person has paid or caused to be paid all Income Taxes and other material Taxes required to be paid by it, whether or not shown on such Tax Returns.
(b)    There are no Liens for Taxes upon the assets of any Contributing Company or the Acquired Company, except for Permitted Liens.
(c)    No foreign, federal, state or local tax audits or administrative or judicial Tax proceedings are pending, threatened in writing or being conducted with respect to any Contributing Company or the Acquired Company.
(d)    Neither any Contributing Company nor the Acquired Company is the beneficiary of any extension of time (other than any automatic extensions provided under applicable law) within which to file any Tax Return. Neither any Contributing Company nor the Acquired Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(e)    Each of the Contributing Companies and the Acquired Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 (or any similar information reporting form with respect to any non-U.S. jurisdiction) required with respect thereto have been properly completed and timely filed.
(f)    From its inception, the Acquired Company has been treated for federal income tax purposes as a C-corporation .

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(g)    The Acquired Company (i) has never been a member of an affiliated group filing a consolidated federal income Tax Return (other than an affiliated group that the Seller or Seller’s regarded single-member owner is a member of) or (ii) has any liability for the Taxes of any Person (other than the Acquired Company or any member of the affiliated group that Seller or Seller’s regarded single-member owner is a member of) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.
3.16    Insurance. Section 3.16 of the Disclosure Schedule contains a complete and correct list of all insurance policies maintained by each Contributing Company and the Acquired Company and presently in effect that insure such Person, the Real Property Leases or the Acquired Company Tangible Properties. Except as set forth on Section 3.16 of the Disclosure Schedule, there are currently no claims pending any such Person under such insurance policies in excess of $100,000 and all premiums due and payable with respect to such insurance policies have been paid to date. Neither any Contributing Company nor the Acquired Company has received any notice of termination of any such insurance policies. Seller has made available to Buyer true and accurate copies of each such policy and each such policy is in full force and effect.
3.17    Compliance with Law and Regulations; Permits.
(a)    Since the Reference Date, (i) each Contributing Company and the Acquired Company and its business operations have been and are in compliance, in all material respects, with all Legal Requirements applicable to such Person, (ii) no such Person has received written notice of any violation of any Legal Requirement applicable to such Person or any of such Person’s assets and properties, and (iii) no such Person has entered into or been subject to any Order with respect to any aspect of the business, affairs, properties or assets of such Person or received any written request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim from any regulatory agency with respect to any aspect of the business, affairs, properties or assets of such Person. This Agreement will not constitute or result in any such default, breach or violation by the Seller.
(b)    Each Contributing Company and the Acquired Company have all material Permits required by any Legal Requirement or any Governmental Authority for the conduct of such Person’s business as presently conducted and, with respect to the Contributing Companies, as conducted as of immediately prior to the Contribution. Except as set forth on Section 3.17(b) of the Disclosure Schedule, each of the Permits is in full force and effect and no suspension or cancellation of any Permit has been or is being threatened, and such Contributing Company or the Acquired Company, as applicable, is in compliance in all respects with the terms and requirements thereof, and, to Seller’s Knowledge, no event has occurred since the Reference Date that, with notice or the lapse of time or both, would reasonably be expected to constitute a default or violation of any term, condition or provision of any material Permit. Section 3.17(b) of the Disclosure Schedule sets forth all the Permits required by any Legal Requirement for the conduct of the Business by the Contributing Company, and the Acquired Company following the Contribution. To the Knowledge of Seller, Section 3.17(b) of the Disclosure Schedule sets forth all of the approved manufacturing lists related to the Business (“Approved Manufacturing Lists”) to which Seller or any of its Affiliates belongs.
3.18    Suppliers.
(a)    Section 3.18(a) of the Disclosure Schedule sets forth a true, correct and complete list of the top ten suppliers for materials, products or services of the Business based on the amount spent by the Contributing Companies with such suppliers for the 12-month period ended May 31, 2020 (the “Top Suppliers”).

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(b)    Neither any Contributing Company nor the Acquired Company has received any written notice to the effect that any such Top Supplier will, intends to, or is considering terminating, cancelling, discontinuing, reducing, changing the terms (whether related to payment, price or otherwise) of, or otherwise adversely modifying its direct or indirect business with such Person, and there are no outstanding or, to Seller’s Knowledge, threatened disputes since the Reference Date with any such Top Supplier. Neither any Contributing Company nor the Acquired Company has received any written notice that any such Top Supplier is or will be the subject of any voluntary or involuntary bankruptcy, insolvency or other similar proceeding.
3.19    Customers.
(a)    Section 3.19(a) of the Disclosure Schedule sets forth a true, correct and complete list of the top ten customers of the Business based on the revenue the Contributing Companies derived from such customers for the 12-month period ended May 31, 2020 (the “Top Customers”).
(b)    Except as set forth on Section 3.19(b) of the Disclosure Schedule, neither any Contributing Company nor the Acquired Company has received any written notice to the effect that any such Top Customer will, intends to, or is considering terminating, cancelling, discontinuing, materially reducing, changing the terms (whether related to payment, price or otherwise) of, or otherwise adversely modifying its direct or indirect business with such Person, and there are no outstanding or, to Seller’s Knowledge, threatened disputes since the Reference Date with such Top Customers. Neither any Contributing Company nor the Acquired Company has received any written notice that any such Top Customer is or will be the subject of any voluntary or involuntary bankruptcy, insolvency or other similar proceeding.
3.20    Brokers and Finders. Except for EuroConsult Inc. (dba EC M&A, EC Mergers & Acquisitions), no Person has acted, directly or indirectly, as a broker or finder for any Contributing Company or the Acquired Company in connection with the transactions contemplated by this Agreement and no Person will be entitled to any fee or commission or like payment in respect thereof.
3.21    Environmental Matters. Except (a) as set forth on Section 3.21 of the Disclosure Schedule and (b)  as contained in products and equipment used in the Ordinary Course of Business, no Hazardous Material has been (i) generated, transported, used, handled, processed, disposed, stored or treated on any real property leased by any Contributing Company or Acquired Company, (ii) spilled, released, discharged, disposed, or transported from any real property leased by such Person, or (iii) is present in, on, or under any such property that, in each case of (i) or (ii) requires investigation or remediation under Environmental Laws. Each Contributing Company and the Acquired Company are, and at all times since the Reference Date have been, in compliance in all material respects with all applicable Environmental Laws.
3.22    Product Liabilities and Recalls. Except as set forth on Section 3.22 of the Disclosure Schedule, there are no product recalls or product liability claims relating to the products of the Business. Neither any Contributing Company nor the Acquired Company has been subject to, or to Seller’ Knowledge, is threatened to be subject to, any product liability claim relating to any product of the Business. To the Knowledge of Seller, there exist no facts or circumstances which would reasonably be expected to give rise to any present or future recalls or product liability claims.
SECTION 4
REPRESENTATIONS AND WARRANTIES REGARDING BUYER
Buyer hereby represents and warrants to Seller that the statements in this Section 4 are true and correct as of the date of this Agreement:

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4.1    Organization and Standing. Buyer is a Limited Liability Company (Gesellschaft mit beschränkter Haftung) duly organized, validly existing and in good standing under the laws of Germany, has all requisite power and authority to carry on its business as it is now being conducted in all material respects, and is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized, except for those jurisdictions where the failure to be so qualified, licensed or authorized is not, individually or in the aggregate, material to the business of Buyer and would not reasonably be expected to materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.
4.2    Authority for Agreement; No Conflict.
(a)    Buyer has all necessary power and authority to execute and deliver this Agreement, each Ancillary Agreement, and each instrument required hereby or thereby to be executed and delivered by Buyer at the Closing, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement, each Ancillary Agreement, and each instrument required hereby or thereby to be executed and delivered by Buyer at the Closing and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action, and no other proceedings on the part of Buyer are necessary to authorize this Agreement, each Ancillary Agreement or to consummate the transactions so contemplated.
(b)    This Agreement and the Ancillary Agreements have been and each instrument required hereby or thereby to be delivered by Buyer at the Closing will be duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the other parties hereto or thereto, constitutes or will constitute a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.
(c)    The execution and delivery by Buyer of this Agreement or the Ancillary Agreements, the consummation of the transactions contemplated hereby or thereby, or compliance by Buyer with any of the provisions hereof or thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination or cancellation under any provision of, or cause the creation of any Lien under, any provision of: (i) Buyer’s Organizational Documents each as amended to date and currently in effect; (ii) any material Contract to which Buyer is a party, or (iii) any Legal Requirements applicable to Buyer (other than Antitrust Laws), except any such conflicts, violations, defaults, rights or Liens that would not, individually or in the aggregate, reasonably be expected to be material to the business of Buyer or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.
4.3    Government Consents. No consent of, or registration, declaration, notice or filing with, any Governmental Authority is required to be obtained or made by, or given to, Buyer in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (a) to the Knowledge of Buyer, compliance with and filings as may be required under the Antitrust Laws and the foreign antitrust laws listed in Section 4.3 of the Disclosure Schedule hereto, (b) such consents, approvals, Orders, authorizations, registrations, declarations and filings as may be required under applicable state and federal securities laws and the securities laws of any foreign country, and (c) where the failure to obtain such consent or to make such registration, declaration, notice or filing would not when taken

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together with all other such failures by Buyer reasonably be expected to be material to the business of Buyer or materially impair the ability of such party to consummate the transactions contemplated by this Agreement.
4.4    Brokers and Finders. No Person has acted, directly or indirectly, as a broker or finder for Buyer nor any of its Affiliates in connection with the transactions contemplated by this Agreement and no Person will be entitled to any fee or commission or like payment in respect thereof.
4.5    Litigation, etc. As of the date of this Agreement, no Action is pending or, to Buyer’s Knowledge, threatened against Buyer before any arbitrator or court or other Governmental Authority that (a) challenges the validity of this Agreement or any Ancillary Agreement or any action taken or to be taken in connection herewith or therewith, or (b) would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.
4.6    Investment. Buyer is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and is able to bear any economic risks associated with the transactions contemplated by this Agreement. Buyer is acquiring the Purchased Securities for its own account as an investment without the present intent to sell, transfer or otherwise distribute the Purchased Securities to any other Person. Buyer has made, independently and without reliance on any of the Acquired Company or Seller (except to the extent that Buyer has relied on the representations and warranties set forth in this Agreement, the Ancillary Agreements and in any document, certificate or other instrument required to be delivered to such under this Agreement), its own analysis of the Purchased Securities and the Acquired Company. Buyer acknowledges that the Purchased Securities are not registered pursuant to the Securities Act and that none of the Purchased Securities may be transferred, except pursuant to an applicable exception under the Securities Act.
SECTION 5
COVENANTS
5.1    Confidentiality; Access.
(a)    The parties acknowledge that CIRCOR International, Inc. and Buyer have previously executed a letter agreement effective as of April 28, 2020 (the “Confidentiality Agreement”). The Confidentiality Agreement is terminated and of no further force or effect, subject to any survival period contained therein, effective as of the Closing Date. The parties hereto acknowledge and agree that the existence of this Agreement, each of the Ancillary Agreements, the Disclosure Schedule, and the documents and instruments contemplated hereby and thereby, the terms and conditions hereof and thereof, the negotiations hereof and thereof and transactions contemplated hereby and thereby, shall constitute “Confidential Information” under the Confidentiality Agreement.
(b)    For a period of seven years following the Closing, Buyer shall preserve and keep, or cause to be preserved and kept, all original books and records in respect of the Acquired Company relating to the Business with respect to periods prior to the Closing in the possession of Buyer or its Affiliates, provided that in accordance with the Acquired Company’s current practices, such copies may be maintained in electronic or digital form. Seller, upon reasonable notice and for any reasonable business purpose, and at Seller’s own cost and expense, shall have reasonable access during normal business hours to examine, inspect and copy such books and records relating to the Business with respect to periods prior to the Closing during such seven-year period.

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5.2    Public Disclosure; Communications. Except as permitted pursuant to this Agreement, neither Buyer nor Seller shall make, or permit any of their respective Affiliates or Representatives to make, any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (such consent not to be unreasonably withheld, delayed or conditioned); provided, however, that each of the parties hereto and their Affiliates may make public announcements required by applicable Legal Requirements or applicable stock exchange regulation following reasonable advance notice and the opportunity for the other parties hereto to review and comment on such announcements.
5.3    Cooperation; Further Actions. Following the Closing, the parties hereto shall use all commercially reasonable efforts to take or cause to be taken all actions, execute and deliver such additional instruments, documents, conveyances or assurances and to do or cause to be done all other things, necessary, proper or advisable, or otherwise reasonably requested by another party hereto, in order for such party to fulfill and perform his, her or its obligations in respect of this Agreement and the Ancillary Agreements to which such Person is a party, or otherwise to consummate and make effective the transactions contemplated hereby and thereby and carry out the intent and purposes of this Agreement; provided, however, this Section 5.3 shall not require Buyer or Seller or any of their respective Affiliates to incur any obligation other than as contemplated by this Agreement or the Ancillary Agreements or expense.
5.4    Non-Competition; Non-Solicitation.
(a)    During the period beginning on the Closing Date and ending on the second anniversary of the Closing Date (the “Restricted Period”), neither Seller nor any of its Affiliates will own, manage, operate, control or participate in the ownership, management, operation or control of the Business in the Territory (the “Restricted Activity”); provided that nothing in this Agreement shall prohibit Seller or its respective Affiliates from (i) acquiring or holding shares of capital stock or a partnership or other Equity Interest in any Person that engages in a Restricted Activity, where such shares or interest represent no more than 30% of the outstanding voting power in such Person; (ii) acquiring (whether by merger, consolidation, stock or asset purchase or other similar transaction) all or substantially all of the business of any Person whose principal business is not a Restricted Activity but that engages in a Restricted Activity; provided, however, that, within 24 months after its acquisition, Seller or its Affiliates shall use commercially reasonable efforts to sell that portion of the business of such Person that is then operating as a Restricted Activity if such portion represents in excess of 30% of such Person’s business; or (iii) marketing or selling its own products or services that are not within a Restricted Activity.
(b)    During the Restricted Period, neither Seller nor any of its Affiliates will (i) solicit or attempt to solicit Persons who are customers of the Acquired Company at the Closing to be customers of a Restricted Activity; (ii) solicit or induce, or attempt to solicit or induce, any employee, consultant, adviser or independent contractor of the Acquired Company at the Closing to leave the employ of, or cease providing services to, Buyer or its Affiliates (except for any general solicitation through any general advertising medium); or (iii) solicit or induce, or attempt to solicit or induce any customer, supplier, licensee or other business relation of the Acquired Company as of the Closing to cease doing business with Buyer or its Affiliates.
5.5    Insurance Matters.
(a)    Buyer acknowledges that, except for those policies set forth on Section 3.16 of the Disclosure Schedule, the policies and insurance coverage maintained on behalf of the Business are part of the corporate insurance program maintained by Seller and its respective Affiliates (such policies, the “Corporate Policies”), such coverage will not be available or transferred to Buyer or the Acquired Company, Buyer shall be

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responsible for obtaining and maintaining replacement coverage for the Acquired Company and the Business and none of Seller or any of its Affiliates shall, subject to the immediately preceding sentence, have any liabilities or obligations to insure or maintain any insurance in relation to the Business or any part of it.
(b)    Buyer covenants and agrees not to (and shall cause the Acquired Company not to), and shall use commercially reasonable efforts to not cause or allow any third party to, seek to assert or to exercise any other rights or claims of Seller or any of its Affiliates or the Business under or in respect of any past or current Corporate Policy under which Seller or any of its Affiliates or the Business is an additional insured.
(c)    Buyer covenants and agrees to use commercially reasonable efforts to obtain, in the Acquired Company’s name, policies and insurance coverage adequate for the Business (“Buyer’s Insurance”).
5.6    Deferred Assets and Liabilities.Notwithstanding anything to the contrary contained in this Agreement, if the transfer, assignment, conveyance or delivery of any asset, Contract or permit contemplated by the Contribution or this Agreement or any right, claim, benefit or liability arising thereunder or resulting therefrom is prohibited by any applicable Legal Requirements or would require any consent or approval of any Governmental Authority or other Person (collectively, the “Deferred Assets”), then, subject to Section 5.6(b), such Deferred Assets shall not be transferred, assigned, conveyed or delivered unless and until such transfer, assignment, conveyance or delivery is, as applicable, permitted by applicable Legal Requirements or any required consent or approval is given or obtained.
(a)    If any consent or approval is required to transfer, assign, convey or deliver any Deferred Asset, then from and after the Closing until such time such consent or approval is obtained or given and to the extent permitted by applicable Legal Requirements, (i) Seller shall use, and cause its Affiliates to use, commercially reasonable efforts to provide the Acquired Company and its Affiliates the maximum allowable use of such Deferred Assets (which shall include, at a minimum, the economic benefits of such Deferred Assets), including by establishing an agency type or similar arrangement reasonably satisfactory to Buyer and Seller under which the Acquired Company or its designated Affiliates would obtain, to the fullest extent reasonably practicable and permitted by applicable Legal Requirements, the claims, rights and benefits and assume the corresponding liabilities and obligations thereunder (including by means of any subcontracting, sublicensing or subleasing arrangement), and (ii) Seller shall (and shall cause its Affiliates to) exercise, enforce and exploit, only at the direction of and for the benefit of the Acquired Company any and all claims, rights and benefits of Seller arising in connection with such Deferred Asset. During such period, (x) Seller will promptly pay, assign and remit to the Acquired Company when received, all monies relating to the period after the Closing received by Seller to the extent arising out of any Deferred Asset, and (y) the Acquired Company shall promptly pay, perform and discharge when due any Assumed Liabilities arising with respect to any Deferred Assets after the Closing.
5.7    Accounts Receivable; Receipts and Disbursements.
(a)    In the event that the Acquired Company receives any payments after the Closing Date relating to any accounts receivable of Seller not included in the Contributed Assets, such payment will be the property of, and will be immediately forwarded and remitted to Seller as hereinafter provided and after the Closing Date, the Acquired Company will pay to Seller as soon as practical all such amounts.

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(b)    In the event that any Contributing Company receives any payments after the Closing Date relating to any amount due to the Acquired Company, such payment will be the property of, and will be immediately forwarded and remitted to the Acquired Company as hereinafter provided and after the Closing Date, Seller will pay to the Acquired Company as soon as practical all such amounts.
5.8    Provision Respecting Legal Representation. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that DLA Piper LLP (US) is serving as counsel to Seller, and may serve as counsel to Seller’s Affiliates (individually and collectively, the “Seller Group”), on the one hand, and the Acquired Company, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement prior to Closing and the consummation of the transactions contemplated hereby, and that, following Closing and consummation of the transactions contemplated hereby, DLA Piper LLP (US) (or any successor) may serve as counsel to the Seller Group (which will no longer include the Acquired Company) or any director, member, partner, officer, employee or Affiliate of the Seller Group (which will no longer include the Acquired Company), in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. In addition, all communications involving attorney-client confidences between Seller and its Affiliates that pertain directly to the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to Seller and its Affiliates (and not the Acquired Company). Accordingly, neither Buyer nor any of its Affiliates or Representatives shall have access to any such communications, or to the files of DLA Piper LLP (US) relating to such engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (a) Seller and its Affiliates (and not the Acquired Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and the Acquired Company shall not be a holder thereof, (b) to the extent that files of DLA Piper LLP (US) in respect of such engagement constitute property of the client, only Seller and its Affiliates (and not the Acquired Company) shall hold such property rights, and (c) DLA Piper LLP (US) shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Acquired Company by reason of any attorney-client relationship between DLA Piper LLP (US) and the Acquired Company.
5.9    Acknowledgements of Seller and Buyer. BUYER ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO DISCUSS THE BUSINESS, MANAGEMENT, OPERATIONS AND FINANCES OF THE ACQUIRED COMPANY WITH ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES AND AFFILIATES. BUYER HAS CONDUCTED, TO ITS SATISFACTION, ITS OWN INDEPENDENT INVESTIGATION OF THE CONDITIONS, OPERATIONS AND THE BUSINESS AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, BUYER HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION. IN CONNECTION WITH BUYER’S INVESTIGATION OF THE ACQUIRED COMPANY, BUYER HAS RECEIVED CERTAIN PROJECTIONS, INCLUDING PROJECTED STATEMENTS OF OPERATING REVENUES AND INCOME FROM OPERATIONS OF THE BUSINESS, THE ACQUIRED COMPANY, AND CERTAIN BUSINESS PLAN INFORMATION. BUYER ACKNOWLEDGES THAT THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS, BUYER IS FAMILIAR WITH SUCH UNCERTAINTIES, AND BUYER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL ESTIMATES,

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PROJECTIONS AND OTHER FORECASTS, AND PLANS SO FURNISHED TO IT, INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH MATERIAL. BUYER HAS ENTERED INTO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT WITH THE UNDERSTANDING, ACKNOWLEDGEMENT, AND AGREEMENT THAT NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, ARE BEING OR HAVE BEEN MADE WITH RESPECT TO FUTURE PROSPECTS (FINANCIAL OR OTHERWISE) OF THE ACQUIRED COMPANY. FURTHER, AND WITHOUT LIMITING THE FOREGOING, EACH PARTY HERETO ACKNOWLEDGES THAT, IN MAKING ITS DECISION TO EXECUTE AND DELIVER THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, SUCH PARTY HAS RELIED SOLELY UPON, WITH RESPECT TO BUYER, THE REPRESENTATIONS AND WARRANTIES OF SELLER IN SECTION 3, AND, WITH RESPECT TO SELLER, THE REPRESENTATIONS AND WARRANTIES OF BUYER IN SECTION 4 (AND ACKNOWLEDGES THAT SUCH REPRESENTATIONS AND WARRANTIES ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES BEING OR THAT HAVE BEEN MADE BY THE OPPOSITE PARTY) AND THAT SUCH PARTY HAS NOT RELIED UPON ANY OTHER INFORMATION PROVIDED BY, FOR OR ON BEHALF OF THE OPPOSITE PARTY, OR ITS RESPECTIVE AGENTS OR REPRESENTATIVES, TO SUCH PARTY OR ITS AFFILIATES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
5.10    Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, Seller covenants and agrees that, unless Buyer shall otherwise agree in writing (which may include email or other electronic transmission), Seller shall conduct the Business in the Ordinary Course of Business in all material respects and use commercially reasonable efforts to maintain and preserve in all respects, consistent with past practices, all material commercial relationships of the Business; provided, however, that any action taken by Seller in response to or as a consequence of the COVID-19 virus shall not be prohibited under this Section 5.10 so long as such action is required by applicable Legal Requirements or necessary, in such Seller’s reasonable discretion, for the protection of public or employee health or safety.
5.11    TSA Contracts. Before the expiration or termination of the Transition Services Agreement pursuant to Section 6 thereof, to the extent transferrable to and assumable by the Acquired Company, the Acquired Company agrees to assume all of the obligations of Seller required to be performed after Closing under and with respect to each Contract identified in Schedule 5.11 as a “Post-Closing Assumed Contract.”
5.12    Product Warranty Obligations After the Closing, the Acquired Company shall use the same standard of care and level of service in satisfying the Product Warranty Obligations as Seller used in the conduct of the Business before the Closing.
SECTION 6
CONDITIONS PRECEDENT
6.1    Conditions Precedent to the Obligations of Each Party. The respective obligations of each party to this Agreement to effect the transactions contemplated by this Agreement shall be subject to the satisfaction as of the Closing of the following conditions (any one or more of which may be waived, subject to applicable law, in writing by both of the parties):
(a)    No Order or Action. No Legal Requirement, temporary restraining order, preliminary or permanent injunction or other order or judgment preventing the consummation of the transactions

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contemplated by this Agreement shall have been issued by any court of competent jurisdiction and remain in effect. No Action shall have been commenced against Buyer or Seller that would prevent the Closing.
(b)    Government Authority Approvals. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority shall have been obtained or made, and no such consent, approval, order or authorization of any Governmental Authority shall have been revoked.
6.2    Additional Conditions Precedent to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to satisfaction as of the Closing of each of the following conditions (any one or more which may be waived, in writing at the option of Buyer):
(a)    Representations and Warranties. Each of the representations and warranties of Seller in this Agreement shall be true, complete and correct in all material respects at and as of the Closing as though such representation or warranty had been made at and as of the Closing (except that those representations and warranties that address matters only as of a particular date shall remain true, complete and correct as of such date).
(b)    Covenants. Seller shall have performed and complied in all material respects with all agreements, covenants and obligations of this Agreement and each Ancillary Agreement required to be performed and complied with by it as of the Closing.
(c)    Liens. All Liens shall have been released in full, other than Permitted Liens, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its reasonable discretion, of the release of such Liens.
(d)    Contribution. The Contribution shall have been consummated.
(e)    Closing Cash Contribution. The Closing Cash Contribution shall have been contributed to the Acquired Company, which Closing Cash Contribution shall be retained and available to the Acquired Company as of the Closing.
(f)    Open Diligence Matters. The Buyer shall have completed its diligence with respect to each of the matters identified on Schedule 6.2(f) (the “Open Diligence Matters”) between the date hereof and the End Date and shall not have identified any material issues or concerns arising from the Open Diligence Matters.
(g)    Buyer’s Insurance. Buyer shall have obtained the Buyer’s Insurance.
6.3    Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction as of the Closing of the following conditions (any one or more which may be waived, in writing at the option of Seller):
(a)    Representations and Warranties. Each of the representations and warranties of Buyer in this Agreement shall be true, complete and correct in all respects at and as of the Closing as though such representation or warranty had been made at and as of the Closing (except that those representations and warranties that address matters only as of a particular date shall remain true, complete and correct as of such date) except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not materially delay or prevent the consummation of the transactions contemplated hereby in accordance with the terms hereof.

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(b)    Covenants. Buyer shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it as of the Closing.
SECTION 7
CLOSING DELIVERIES
7.1    Closing Deliveries of Seller. At or prior to the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:
(a)    the Transition Services Agreement, duly executed and delivered by Seller;
(b)    each other Ancillary Agreement, duly executed and delivered by Seller (if party thereto), in the form agreed by the parties and attached as an Exhibit hereto (if applicable);
(c)    a certificate of the secretary or other officer of Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer as to (i) no amendments to the Organizational Documents of the Acquired Company, (ii) the actions taken by the board of directors of Seller to authorize this Agreement and each Ancillary Agreement to which Seller may be party or subject, and the other transactions contemplated thereby, copies of which actions and Organizational Documents shall be attached to such certificate and (iii) stating that the conditions specified in Sections 6.2(a), 6.2(b), 6.2(c), 6.2(d) and 6.2(e) have been satisfied;
(d)    evidence of release of all Liens (other than Permitted Liens) related to the Contributed Assets;
(e)    delivery of all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Person as identified on Section 3.5 of the Disclosure Schedule;
(f)    evidence that prior to the Contribution the Acquired Company has properly filed a Form 8832, Entity Classification Election, in order to treat the Acquired Company for federal income tax purposes as a C-corporation;
(g)    delivery of a list all federal, state, local, and non-U.S. Tax Returns filed with respect to the any Contributing Company and the Acquired Company for taxable periods ended on or after January 1, 2016, and indicates those Tax Returns that have been audited; and
(h)    a properly executed statement dated as of the Closing Date that meets the requirements of Treasury Regulations Section 1.1445-2(b).
7.2    Closing Deliveries of Buyer. At or prior to the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:
(a)    the Transition Services Agreement, duly executed and delivered by the Acquired Company; and
(b)    each other Ancillary Agreement to which Buyer is a party, duly executed and delivered by Buyer.

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SECTION 8
TERMINATION
8.1    Termination Prior to the Closing. This Agreement may be terminated at any time prior to the Closing as set forth below:by mutual written consent of Buyer and Seller;
(a)    (i) by Seller if Buyer has not confirmed in writing that it has not identified any material issues or concerns arising from the Open Diligence Matters by 5:00 PM ET on Monday, June 8, 2020 or (ii) by either Seller or Buyer if the Closing shall not have been consummated by June 19, 2020 (the “End Date”); provided, that the right to terminate this Agreement under this Section 8.1 shall not be available to (x) any party whose action or failure to act has been a principal cause of, or resulted in the failure of, the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement and (y) Buyer to the extent all conditions set forth in Section 6 other than those set forth in Section 6.2(g) have been satisfied;
(b)    by either Seller or Buyer, if a Governmental Authority shall have issued or enacted any Legal Requirement or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing, which Legal Requirement is final and nonappealable, as applicable;
(c)    by Seller, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Buyer, such that the conditions set forth in Section 6.3 would not be satisfied as of the time of such breach; provided, that if such breach by Buyer is curable before the End Date through the exercise of reasonable efforts, then Seller may not terminate this Agreement under this Section 8.1(d) before the 20th day following the receipt of written notice from Seller to Buyer of such breach (it being understood that Seller may not terminate this Agreement pursuant to this Section 8.1(d) if (i) such breach by Buyer is cured such that such conditions would then be satisfied or (ii) Seller is in breach of this Agreement such that the conditions set forth in Section 6.2 would not be satisfied); or
(d)    by Buyer, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by a Seller, such that the conditions set forth in Section 6.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach is curable by Seller, as applicable, before the End Date through the exercise of reasonable efforts, then Buyer may not terminate this Agreement under this Section 8.1(e) before the 20th day following the receipt of written notice from Buyer to Seller of such breach (it being understood that Buyer may not terminate this Agreement pursuant to this Section 8.1(e) if (i) such breach by Seller is cured such that such conditions would then be satisfied or (ii) Buyer is in breach of this Agreement such that the conditions set forth in Section 6.3 would not be satisfied).; or
(e)    by Buyer, if it notified Seller in writing pursuant to Section 6.2(f) that it has identified a material issue or concern arising from the Open Diligence Matters, as a result of which it has decided not to consummate the transactions contemplated by this Agreement.
(f)    Notwithstanding any other provision of this Agreement, Buyer may not terminate this Agreement based on a failure of Buyer to obtain the Buyer’s Insurance.
8.2    Notice of Termination; Effect of Termination. If Seller or Buyer wishes to terminate this Agreement pursuant to Section 8.1, then such party shall deliver to the other party a written notice stating

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that such party is terminating this Agreement and setting forth a brief description of the basis on which such party is terminating this Agreement. Subject to the relevant periods and the receiving party’s right to cure pursuant to Section 8.1, any termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.1, Section 5.2, this Section 8.2, and Section 11 (other than Section 11.5), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful and intentional breach of this Agreement by such party or failure by such party to fulfill any condition set forth in this Agreement prior to such termination.
SECTION 9
INDEMNIFICATION
9.1    Survival Period. Other than those representations and warranties of Seller contained in Section 3.1 (Organization and Good Standing; Organizational Documents), Section 3.2 (Capitalization and Ownership of Securities), Section 3.4 (Authority), the first and second sentence of Section 3.11 (Necessary Property), Section 3.15 (Tax Returns and Payments), Section 3.20 (Brokers and Finders), Section 3.21 (Environmental Matters), and Section 3.22 (Product Liabilities and Recalls) (the “Primary Matters”), the parties hereto, intending to modify any applicable statute of limitations, each agree that (a) the representations and warranties of Seller contained in Section 3 and of Buyer contained in Section 4 of this Agreement and in any agreement and/or certificate delivered pursuant hereto shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any party or any of their respective Affiliates in respect thereof (whether in contract, in tort or at law or in equity) except in the case of Fraud by Seller and (b) the covenants in this Agreement shall survive the Closing in accordance with their respective terms only for such period as shall be required for the party required to perform under such covenant to complete the performance required thereby. Notwithstanding the foregoing, the representations and warranties contained in the Primary Matters shall survive the Closing and continue in full force and effect until the expiration of the statute of limitations in respect of any such claim for the breach of such representations and warranties.
9.2    Indemnification Provisions for Buyer’s Benefit.
(a)    Subject to the limitations set forth herein, Seller shall indemnify and defend Buyer and the Acquired Company against, and shall hold Buyer and the Acquired Company harmless from, any Damages of Buyer or the Acquired Company arising from (i) any breach by Seller of any Primary Matter; (ii) any breach by Seller of any covenant or agreement by Seller in this Agreement; (iii) Pre-Closing Taxes; (iv) Indebtedness of any of the Contributing Companies, or any Indebtedness as of the Closing of the Acquired Company; (v) Seller Transaction Expenses; (vi) the Excluded Liabilities; (vii) the Contribution; (viii) the business or operations of the Contributing Companies or their Affiliates; (ix) any Product Warranty Obligations in excess of $200,000 in the aggregate; or (x) Fraud by Seller.
(b)    In no event shall Buyer be permitted to bring any additional claims for indemnification for any Damages arising out of, or by reason of, any Matter pursuant to which Buyer has already brought a claim, or has attempted to bring a claim, under this Section 9.
9.3    Indemnification Provisions for Seller’s Benefit. Subject to the limitations set forth herein, Buyer shall indemnify and defend against, and shall hold Seller harmless from (i) any breach by Buyer of any covenant or agreement in this Agreement; or (ii) Fraud by Buyer. Subject to the limitations set forth herein, the Acquired Company shall indemnify and defend against, and shall hold Seller harmless from (i)

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any breach by the Acquired Company of any covenant or agreement in this Agreement to be performed after Closing or (ii) any of the Assumed Liabilities.
9.4    Matters Involving Third Parties.
(a)    If any third party notifies any Indemnified Party with respect to any matter (a “Third-Party Claim”) that gives rise to a claim for indemnification against an Indemnifying Party under this Section 9, then the Indemnified Party shall promptly (and in any event within ten Business Days after receiving notice of the Third-Party Claim) notify the Indemnifying Party thereof in writing (a “Notice”), which Notice shall include, without limitation, the specific provision(s) of this Agreement pursuant to which the Indemnified Party claims it is entitled to indemnification.
(b)    As between the Indemnified Party and the Indemnifying Party, in the case of any Third-Party Claims for which indemnification is sought, the Indemnifying Party shall be entitled to (i) conduct and control any proceedings or negotiations with such third party, (ii) perform and control or direct the performance of any required activities, (iii) take all other steps to settle or defend any such claim (provided that the Indemnifying Party shall not settle any such claim without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless the settlement includes a complete release of the Indemnified Party with respect to the claim) and (iv) select and employ counsel to contest any such claim or liability. The Indemnifying Party shall, within 30 days after delivery of the Notice to Indemnifying Party (or sooner, if the nature of the Third-Party Claim so requires), notify the Indemnified Party of its intention as to the conduct and control of the defense of such claim. Until the Indemnified Party has received notice of the Indemnifying Party’s election whether to defend any claim, the Indemnified Party shall take reasonable steps to defend (but may not settle) such claim. If the Indemnifying Party shall decline to assume the defense of any such claim, the Indemnified Party shall defend against such claim (provided that the Indemnified Party shall not settle such claim without the consent of the Indemnifying Party) and the Indemnifying Party will remain responsible for any Damages the Indemnified Party may suffer as a result of such Third-Party Claim to the extent subject to indemnification under this Section 9. Notwithstanding any other provision of this Agreement, the control of any Third-Party Claim related to Taxes shall be governed exclusively by Section 10.5.
9.5    Direct Claims. Any indemnification claim by an Indemnified Party that does not result from a Third-Party Claim shall be asserted by the Indemnified Party by giving the Indemnifying Party prompt written notice thereof. Such written notice shall summarize the basis for the indemnification claim, including, without limitation, the specific provision(s) of this Agreement pursuant to which the Indemnified Party claims it is entitled to indemnification. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such claim. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have accepted such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement and shall promptly pay any amounts owed in accordance with the terms of this Agreement.
9.6    Assignment of Claims. If any Indemnified Party receives any indemnification payment pursuant to this Section 9, at the election of the Indemnifying Party, such Indemnified Party shall assign to the Indemnifying Party all of its claims for recovery against third Persons as to such Damages, whether by insurance coverage, contribution claims, subrogation, or otherwise.

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9.7    Further Limitations and Qualifications.
(a)    Right to Recover. The Indemnified Party shall have an obligation to use commercially reasonable efforts to seek to recover or make a claim for insurance proceeds as a result of any matter giving rise to an indemnification claim of the Indemnified Party against the Indemnifying Party, to the extent available therefor. If the Indemnified Party actually receives any insurance proceeds as a result of the matter giving rise to any indemnification claim of the Indemnified Party prior to the date upon which the Indemnifying Party is given notice of the claim, the Indemnifying Party’s indemnification obligation with respect to such claim shall be reduced by the amount of any such insurance proceeds (net of any expenses actually incurred solely in collection thereof) actually received by the Indemnified Party. If the Indemnified Party actually receives any insurance proceeds with respect to any Damages after the Indemnifying Party has provided indemnification for such Damages to the Indemnified Party, then the Indemnified Party shall promptly turn over any such insurance proceeds (net of any expenses actually incurred solely in collection thereof) to the Indemnifying Party with respect to such Damages.
(b)    Exclusive Remedies. Subject to (and without limiting the effects of) the terms of Section 11.5, and except for claims in connection with Fraud or other injunctive or equitable relief, from and after Closing, the remedies provided in this Section 9 shall constitute the sole and exclusive remedies available to any party hereto with respect to any claim relating to this Agreement or the transactions contemplated hereby and the facts and circumstances relating and pertaining hereto (whether any such claim shall be made in contract, breach of warranty, tort or otherwise).
(c)    Tax Benefits. Without limiting the effect of any other limitation contained in this Section 9, for purposes of computing the amount of any Damages incurred by any Indemnified Party under this Section 9, there shall be deducted an amount equal to the amount of any Tax benefit actually realized in connection with such Damages or any of the circumstances giving rise thereto, as determined on a “with and without” basis, in each case, within 24 months of the incurrence of such Damages.
(d)    Efforts to Mitigate; Taxes. Each Indemnified Party shall use commercially reasonable efforts to mitigate any claim for Damages that such Indemnified Party asserts under this Section 9, and if such Indemnified Party fails to use such efforts, the Indemnifying Party shall not be required to indemnify such Indemnified Party for any Damages that could reasonably be expected to have been avoided or reduced if such Indemnified Party had made such efforts. Buyer shall not be entitled to recover for any particular Damages pursuant to this Agreement to the extent attributable to Taxes of the Acquired Company to the extent, (i) with respect to a breach of any representation or warranty in Section 3.15, for any taxable period that is not a Pre-Closing Tax Period, (ii) resulting from any transaction occurring after the Closing, (iii) related to the amount, sufficiency or usability of any net operating loss, capital loss, Tax basis or other Tax attribute, or (iv) attributable to any breach by Buyer or any of its Affiliates of Section 10.
(e)    Knowledge. No fact, event, misrepresentation or occurrence that, in the absence of this Section 9.7(e), would constitute a breach or breaches of any representation or warranty under this Agreement (other than and expressly excluding the representations and warranties covered by the Primary Matter other than the representations in Section 3.11) shall be deemed to constitute such a breach if any of the managers, directors, or officers of the Indemnified Party has actual knowledge of such breach or breaches prior to the Closing. For avoidance of doubt, this provision shall not have any effect on breaches of the Primary Matters other than breaches of representations and warranties in Section 3.11.

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SECTION 10
TAXES
10.1    Certain Income Tax Matters. Any deductions or similar Tax benefits arising from the payment of Seller Transaction Expenses and the discharge of the Closing Indebtedness shall be for the benefit of Seller to the maximum extent permitted by applicable Legal Requirements.
10.2    Transfer Taxes. All Transfer Taxes will be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer. Buyer hereby agrees to file in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to all such Transfer Taxes, and comply with the provisions of all applicable Legal Requirements in connection with the payment of all such Transfer Taxes, and Seller shall assist and cooperate with Buyer in preparing and filing any such documents.
10.3    Straddle Periods. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of Taxes that is allocable to the portion of such Straddle Period ending on (and including) the Closing Date shall (i) in the case of Taxes that are imposed on a periodic basis (such as real property taxes, personal property taxes and all other taxes paid on a non-accrual, periodic basis), be deemed to be the amount of such Taxes for the entire period (or in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period, and (ii) in the case of Taxes that are not described in clause (i) above (such as income Taxes and other Taxes imposed in connection with any sale or other transfer or assignment of property, and payroll and similar Taxes), be deemed to be equal to the amount that would have been payable if the taxable year or period of the Acquired Company ended on the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as property Taxes and depreciation deductions, shall be apportioned between such two taxable years or periods on a daily basis.
10.4    Tax Returns. Seller, or the affiliated group filing a consolidated federal income Tax Return of which it is a member, shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) (i) all Tax Returns that are required to be filed by or with respect to the Acquired Company on a combined, consolidated or unitary basis with Seller or Seller’s regarded single-member owner, (ii) all other Income Tax Returns that are required to be filed by or with respect to the Acquired Company for taxable years or periods ending on or before the Closing Date and (iii) all other Tax Returns that are required to be filed by or with respect to the Acquired Company (taking into account all extensions properly obtained) on or prior to the Closing Date (the Tax Returns described in Section 10.4(i) – (iii), “Seller Returns”). The affiliated group filing a consolidated federal income Tax Return of which Seller is a member shall include the income or loss of the Acquired Company (including any deferred items triggered by Treasury Regulation section 1.1502-13 and any excess loss account under Treasury Regulation Section 1.1502-19) on the consolidated federal income Tax Return of the affiliated group . The income or loss of the Acquired Company shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Acquired Company as of the end of the Closing Date. Seller shall permit Buyer to review and comment on each such Seller Return described in clause (ii) or (iii) of the definition thereof and shall not file any such Seller Return without Buyer’s consent, which shall not be unreasonably withheld or delayed. Buyer shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to the Acquired Company after the Closing Date (“Buyer Returns”). Buyer shall permit Seller to review and comment on

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each Buyer Return that relates to a Pre-Closing Tax Period or any Straddle Period and shall not file any such Buyer Return without Seller’s written consent, which shall not be unreasonably withheld or delayed.
10.5    Cooperation on Tax Matters. From and after the Closing Date, to the extent reasonably requested by the other party, and at such party’s expense, Seller and Buyer shall assist and cooperate with the other party in the preparation and filing of any Tax Return described in Section 10.4 and shall assist and cooperate with the other party in preparing for any disputes, audits, or other litigation relating to Taxes for which the other party is responsible pursuant to this Agreement. Seller shall control any Tax audit or other Tax proceeding (a “Tax Contest”) relating to a taxable period of the Acquired Company ending on or before the Closing Date (such proceeding, a “Seller Proceeding”), provided, however, that to the extent the Seller Proceeding relates exclusively to the Acquired Company (i) Seller shall reasonably consult with Buyer and keep Buyer reasonably informed regarding the progress and any potential compromise or settlement of each such Seller Proceeding, (ii) Buyer shall be permitted, at Buyer’s expense, to be present at, and participate in, any such Seller Proceeding, and (iii) Seller shall not settle or compromise any such Seller Proceeding without Buyer’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned). Buyer shall control any Tax Contest other than Seller Proceedings; provided however, that with respect to any such proceeding which relates to a Straddle Period: (i) Buyer shall reasonably consult with Seller and keep Seller reasonably informed regarding the progress and any potential compromise or settlement of each such proceeding, (ii) Seller shall be permitted, at Seller’s expense, to be present at, and participate in, any such proceeding, and (iii) Buyer shall not settle or compromise any such proceeding without Seller’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned).
10.6    No Code Section 338 or Section 336 Election. Buyer shall not make any election under Section 338 or 336 of the Code (or any similar provision under state, local or foreign law) with respect to the acquisition of the Acquired Company pursuant to this Agreement without the prior written consent of the Seller.
10.7    Limitation on Actions Affecting Pre-Closing Tax Periods and Straddle Periods. On or after the Closing Date, Buyer shall not, without the prior written consent of the Seller, which consent shall not to be unreasonably withheld, conditioned or delayed, (i) make, revoke, or change any Tax election or adopt any Tax position with respect to the Acquired Company applicable to a Pre-Closing Tax Period or Straddle Period, (ii) file, re-file, amend, or otherwise modify any Tax Return of the Acquired Company relating to any Pre-Closing Tax Period or Straddle Period, or (iii) enter into any closing agreement, initiate any voluntary disclosure process or similar process with any taxing authority, or extend or waive the limitation period applicable to any Tax Contest, in each case for any Pre-Closing Tax Period or Straddle Period.
10.8    Tax Sharing Agreements. Any tax-sharing agreement between the Acquired Company and the Contributing Companies or any of their Affiliates shall be terminated from the perspective of the Acquired Company as of the Closing Date, and the Acquired Company shall have no more obligations to the Contributing Companies or any of their Affiliates (or vice versa) under any such tax-sharing agreement after the Closing Date.
SECTION 11
MISCELLANEOUS
11.1    Notices. All notices, requests, demands, consents and communications necessary or required under this Agreement shall be delivered by hand or sent by registered or certified mail, return receipt requested, by overnight prepaid courier or electronic mail (receipt confirmed) to:

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if to Buyer or the Acquired Company following the Closing: MS Valves GmbH Körnerstrasse 35 51643 Gummersbach Germany Attention: Marc Schroeder	with a copy (which shall not constitute notice) to: dhpg Dr. Harzem & Partner mbB Bunsenstraße 10a 51647 Gummersbach Germany Attention: Andreas Stamm E-mail: Andreas.Stamm@dhpg.de
if to Seller: CIRCOR International, Inc. 30 Corporate Drive, Suite 200 Burlington, MA 01803 Attention: Kevin Chapman E-mail: kevin.chapman@circor.com	with a copy (which shall not constitute notice) to: DLA Piper LLP (US) 33 Arch Street, 26th Floor Boston, MA 02110 Attention: Adam Ghander E-mail: adam.ghander@dlapiper.com
All such notices, requests, demands, consents and other communications shall be deemed to have been duly given or sent three days following the date on which mailed, or one day following the date mailed if sent by overnight courier, or on the date on which delivered by hand or by electronic transmission (receipt confirmed), as the case may be, and addressed as aforesaid.
11.2    Successors and Assigns. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors, heirs and permitted assigns of such party, whether or not so expressed. None of the parties may assign, transfer or delegate any of their respective rights or obligations under this Agreement, by operation of law or otherwise, without the consent in writing of Seller and Buyer; provided, that Buyer may assign its rights and obligations hereunder and under any of the other agreements and instruments contemplated hereby, in whole or in part, without the consent of any of the other parties hereto (a) to any of its Affiliates, or (b) in connection with any sale or other disposition of all or any portion of the Business in any form of transaction or (c) to any of its financing sources as collateral security. Any purported assignment or delegation of rights or obligations in violation of this Section 11.2 is void and of no force or effect.
11.3    Severability. In the event that any one or more of the provisions contained herein is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party), it being intended that each of the parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Legal Requirements, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party). If any court of competent jurisdiction determines that any provision of this Agreement is invalid, illegal or unenforceable, such court has the power to fashion and enforce another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the intentions of the parties hereto under this Agreement and, in the event that such court does not exercise such power,

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the parties hereto shall negotiate in good faith in an attempt to agree to another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the parties’ intentions to the greatest lawful extent under this Agreement.
11.4    Third Parties. Except as specifically set forth or referred to herein (including pursuant to Section 5.8), nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon other than the parties hereto and their permitted successors or assigns.
11.5    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such breach. It is accordingly agreed that: (a) Buyer shall be entitled to an injunction, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by Seller and to enforce specifically all of the terms and provisions hereof, and (b) Seller shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches by Buyer. Subject to the limitations set forth in this Section 11.5, Seller, on the one hand, and Buyer, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of the provisions of this Agreement identified above in this Section 11.5 by such party.
11.6    Governing Law; Submission to Jurisdiction.This Agreement, and all matters arising out of or relating to this Agreement and any of the transactions contemplated hereby or in connection with any matter that is the subject of this Agreement, including the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware applicable to contracts made and to be performed entirely in such state (without giving effect to the conflicts of law provisions thereof). The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any court of competent civil jurisdiction sitting in the State of Delaware over any action arising out of or in connection with this Agreement or any of the transactions contemplated hereby or related to any matter that is the subject of this Agreement and each party hereto hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such courts. The parties hereto hereby irrevocably waive any objection that they may now or hereafter have to the laying of venue of such action brought in such court or any claim that such action brought in such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a judgment in such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by any applicable Legal Requirement. Each of the parties hereto hereby irrevocably consents to process being served by any party to this Agreement in any action by delivery of a copy thereof in accordance with the provisions of Section 11.1 and consents to the exercise of jurisdiction of the courts of the State of Delaware over it and its properties with respect to any action, suit or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby or the enforcement of any rights under this Agreement.
11.7    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH ANY MATTER THAT IS THE SUBJECT OF THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

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11.8    Fees and Expenses. Except as otherwise provided in this Agreement, (a) all fees, costs and expenses of Buyer incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by Buyer whether or not the Closing is consummated and (b) all fees, costs and expenses of the Acquired Company and Seller incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by the Acquired Company whether or not the Closing is consummated (but subject to the inclusion of any such amounts in the Seller Transaction Expenses).
11.9    Disclosure Schedule. Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedule will not (a) be used as a basis for interpreting the terms “material” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the Ordinary Course of Business, (c) be deemed or interpreted to expand the scope of Seller’s representations and warranties, obligations, covenants, conditions or agreements contained herein, (d) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter, (e) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter, or (f) constitute, or be deemed to constitute, an admission or indication by Seller or Buyer that such item meets any or all of the criteria set forth in this Agreement for inclusion in the Disclosure Schedule. No reference in the Disclosure Schedule to any Contract will be construed as an admission or indication that such Contract is enforceable or in effect as of the date hereof or that there are any obligations remaining to be performed or any rights that may be exercised under such Contract. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any Contract or Legal Requirement will be construed as an admission or indication that any such breach or violation exists or has actually occurred.
11.10    Entire Agreement, Not Binding Until Executed. This Agreement, including the Disclosure Schedule, Schedules and Exhibits and the other agreements referred to herein (including the Ancillary Agreements), is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the parties hereto, have been expressed herein or in such Disclosure Schedule, Schedules, Exhibits or such other agreements and this Agreement, including such Disclosure Schedule, Schedules, Exhibits and such other agreements, supersedes any prior understandings, negotiations, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof or thereof. Neither this Agreement nor any of the terms or provisions hereof are binding upon or enforceable against any party hereto unless and until the same is executed and delivered by all of the parties hereto.
11.11    Amendments; No Waiver. Subject to applicable Legal Requirements, any provision of this Agreement may be amended or waived prior to the Closing if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Buyer and Seller, or, in the case of a waiver, by each party against whom the waiver is to be effective. No course of dealing and no failure or delay on the part of any party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies. The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

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11.12    No Recourse Against Third Parties. Notwithstanding any other provision of this Agreement, except to the extent otherwise agreed in writing, no claim (whether at law or in equity, whether in contract, tort, statute or otherwise) may be asserted by the Acquired Company, Seller, Buyer, any Affiliate of any of the foregoing (including, with respect to Buyer, from and after the Closing, the Acquired Company) or any Person claiming by, through or for the benefit of any of them, against any Person who is not party to this Agreement, including any equityholders, partners, members, controlling persons, directors, officers, employees, incorporators, managers, agents, Representatives, or Affiliates of Buyer or the Acquired Company, Seller or the heirs, executors, administrators, successors or assigns of any of the foregoing (or any Affiliate of any of the foregoing) that is not a party to this Agreement (each a “Non-Party Affiliate”), with respect to matters arising in whole or in part out of, related to, based upon, or in connection with the Business, the Acquired Company, this Agreement, the Ancillary Agreements or their subject matter or the transactions contemplated hereby or thereby or with respect to any actual or alleged inaccuracies, misstatements or omissions with respect to information furnished by or on behalf of the Acquired Company or any Non-Party Affiliate in any way concerning the Business, the Acquired Company, this Agreement or its subject matter or the transactions contemplated hereby.
11.13    Rescission. No breach of any representation, warranty, covenant or agreement contained herein or in any Ancillary Agreements shall give rise to any right on the part of Buyer or Seller, after Closing, to rescind this Agreement or any of the transactions contemplated hereby.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first set forth above.

SELLER:

CIRCOR ENERGY PRODUCTS, LLC

By:
Name:
Title:

BUYER:

RHEINSEE 765. V V GMBH (RENAMED INTO     "MS VALVES GMBH")
By:
Name:
Title:

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Exhibit A
Contributed Assets
Other than with respect to assets agreed to be excluded by Seller and Buyer (the “Excluded Assets”), the Contributed Assets shall include all right, title and interest of the Contributing Companies in, to and under, in each case to the extent used primarily in connection with the Business as of immediately prior to the Closing:
(i)    all accounts receivable, other than inter-company accounts receivable, and the full benefit of all security for such accounts or rights to payment, and any claim, remedy or right related to the foregoing;
(ii)    all inventories and supplies of any kind, including all replacement parts and disposable supplies, raw materials, packaging supplies, spare parts, work-in-process or finished goods;
(iii)    all tangible personal property, including all machinery, equipment, vehicles, furniture, fixtures, computers (including Software and hardware), supplies, spare parts, tools and other tangible personal property, together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto;
(iv)    the Assumed Contracts;
(v)    all Business Intellectual Property listed on Section 3.7(a)(ii) of the Disclosure Schedule;
(vi)    all records, data, know-how, Software, media content, and materials, to the extent transferable;
(vii)    all causes of action, judgments, claims and demands against third parties, whether known or unknown;
(viii)    all deposits, prepaid expenses and rights to refunds;
(ix)    all Permits required to operate the Business to the extent transferrable; and
(x)    the goodwill of the Business.
For the purpose of this Exhibit A, the following capitalized terms shall have the following meaning:
“Assumed Contracts” shall mean the Contracts set forth on Appendix I.
“Assumed Liabilities” shall mean each of the following:
(i)    the obligations of Seller under the Assumed Contracts other than those designated as “Supplier Contracts” on the Assumed Contracts Schedule to the extent (1) applicable to periods subsequent to the Closing or (2) attributable to any period prior to the Closing and having arisen in the Ordinary Course of Business; provided that such obligations shall not include any deferred

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revenue or other obligations as a result of which the benefit has been realized in the pre-Closing period and the associated obligation is borne in the post-Closing period;
(ii)    any product or service warranty liability or obligations arising out of any products supplied or services performed by Seller in connection with the Business (collectively, the “Product Warranty Obligations”); and
(iii)    all liabilities or obligations arising out of or relating to events or transactions occurring after the Closing in connection with the operation of the Business or ownership or use of the Contributed Assets by the Acquired Company.
“Business Intellectual Property” shall mean all Intellectual Property owned by Seller or its Affiliates that is used in and necessary for the Business.

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Appendix I
ASSUMED CONTRACTS

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